Exhibit 99.3

As further discussed in notes 2(a) and 6 to our consolidated financial statements herein, our consolidated financial statements for all periods presented herein have been updated to reclassify the assets and related liabilities of our natural gas gathering and processing business as held for sale and the related results of operations as discontinued operations.  This filing includes updates only to the portions of Item 6, Item 7 and Item 8 of the December 31, 2011 Form 10-K that specifically relate to the reclassification of the assets and related liabilities of our natural gas gathering and processing business as held for sale and the related results of operations as discontinued operations and does not otherwise modify or update any other disclosures set forth in the December 31, 2011 Form 10-K.

Item 8.                      Financial Statements and Supplementary Data
The following financial statements of Martin Midstream Partners L.P. (Partnership) are listed below:

Report of Independent Registered Public Accounting Firm

The Board of Directors
Martin Midstream GP LLC:

We have audited the accompanying consolidated balance sheets of Martin Midstream Partners L.P. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in capital, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011.  These financial statements are the responsibility of Martin Midstream’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Martin Midstream Partners L.P. and subsidiaries as of December 31, 2011 and 2010 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Martin Midstream Partners L.P. and subsidiaries’ internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 5, 2012 expressed an unqualified opinion on the effectiveness of Martin Midstream Partners L.P. and subsidiaries’ internal control over financial reporting.

/s/ KPMG LLP

Shreveport, Louisiana
March 5, 2012, except for the updated disclosures and reclassification of gas gathering and processing assets as held for sale and discontinued operations for all periods presented, as described in notes 2(a) and 6, as to which the date is August 21, 2012

Report of Independent Registered Public Accounting Firm
The Board of Directors
Martin Midstream GP LLC:

We have audited Martin Midstream Partners L.P. and subsidiaries’ internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Martin Midstream’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting in Item 9A(b).  Our responsibility is to express an opinion on Martin Midstream’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.   Our audit also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with  generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Martin Midstream Partners L.P. and subsidiaries maintained, in all respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Martin Midstream Partners L.P. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in capital, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, and our report dated March 5, 2012 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Shreveport, Louisiana
March 5, 2012

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
	(Dollars in thousands)
Assets

Cash	$266	$11,380
Accounts and other receivables, less allowance for doubtful accounts of $3,021 and $2,528, respectively	126,461	95,276
Product exchange receivables	17,646	9,099
Inventories	77,677	51,865
Due from affiliates	5,968	6,437
Fair value of derivatives	622	2,142
Other current assets	1,978	2,784
Assets held for Sale	212,787	—
Total current assets	443,405	178,983

Property, plant and equipment, at cost	632,728	555,417
Accumulated depreciation	(215,272)	(186,237)
Property, plant and equipment, net	417,456	369,180

Goodwill	8,337	8,337
Investment in unconsolidated entities	62,948	—
Debt issuance costs, net	13,330	13,497
Other assets	3,633	7,556
Assets held for Sale	—	207,925
	$949,109	$785,478
Liabilities and Partners’ Capital

Current installments of long-term debt and capital lease obligations	$1,261	$1,121
Trade and other accounts payable	125,970	82,837
Product exchange payables	37,313	22,353
Due to affiliates	18,485	6,957
Income taxes payable	893	811
Fair value of derivatives	362	282
Other accrued liabilities	11,022	10,034
Liabilities held for sale	501	—
Total current liabilities	195,807	124,395

Long-term debt and capital leases, less current maturities	458,941	372,862
Deferred income taxes	7,657	8,213
Fair value of derivatives	—	4,100
Other long-term obligations	1,088	622
Liabilities held for sale	—	480
Total liabilities	663,493	510,672

Partners’ capital	284,990	273,387
Accumulated other comprehensive loss	626	1,419
Total partners’ capital	285,616	274,806
Commitments and contingencies
	$949,109	$785,478
See accompanying notes to consolidated financial statements.

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2011	2010	2009¹
	(Dollars in thousands, except per unit amounts)
Revenues:
Terminalling and storage *	$77,283	$67,117	$69,710
Marine transportation *	76,936	77,642	68,480
Sulfur services *	11,400	—	—
Product sales: *
Natural gas services	611,749	442,005	337,841
Sulfur services	263,644	165,078	79,629
Terminalling and storage	74,723	47,799	35,584
	950,116	654,882	453,054
Total revenues	1,115,735	799,641	591,244

Costs and expenses:
Cost of products sold: (excluding depreciation and amortization)
Natural gas services *	598,814	427,657	323,390
Sulfur services *	219,697	122,121	43,386
Terminalling and storage	67,134	44,549	31,331
	885,645	594,327	398,107
Expenses:
Operating expenses *	134,734	111,923	111,901
Selling, general and administrative *	17,430	15,111	14,551
Depreciation and amortization	39,445	36,204	35,543
Total costs and expenses	1,077,254	757,565	560,102
Other operating income	1,326	228	6,025
Operating income	39,807	42,304	37,167

Other income (expense):
Equity in earnings of unconsolidated entities	124	—	—
Interest expense	(24,518)	(33,716)	(18,995)
Other, net	233	287	327
Total other income (expense)	(24,161)	(33,429)	(18,668)
Net income before taxes	15,646	8,875	18,499
Income tax benefit (expense)	(696)	(914)	(1,564)
Income from continuing operations	14,950	7,961	16,935
Income from discontinued operations, net of income taxes	9,392	8,061	5,268
Net income	$24,342	$16,022	$22,203

¹ General and limited partner’s interest in net income includes net income of the Cross assets since the date of the acquisition.
*Related Party Transactions Included Above

Revenues:
Terminalling and storage	$54,211	$46,823	$19,998
Marine transportation	23,478	28,194	19,370
Product Sales	9,081	7,903	5,838
Costs and expenses:
Cost of products sold: (excluding depreciation and amortization)
Natural gas services	16,749	7,517	8,343
Sulfur services	18,314	16,061	12,583
Expenses:
Operating expenses	58,051	48,390	37,284
Selling, general and administrative	8,610	7,237	7,162

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF STATEMENTS OF OPERATIONS
(Dollars and units in thousands, except per unit amounts)

	Year Ended December 31,
	2011	2010	2009¹
Allocation of net income attributable to: Limited partner interest:
Continuing operations	$11,022	$5,488	$12,708
Discontinued operations	6,923	5,557	4,471
	17,945	11,045	17,179
General partner interest:
Continuing operations	3,248	1,922	2,478
Discontinued operations	2,041	1,947	771
	5,289	3,869	3,249
Net income attributable to:
Continuing operations	14,270	7,410	15,186
Discontinued operations	8,964	7,504	5,242
	$23,234	$14,914	$20,428
Net income attributable to limited partners: Basic:
Continuing operations	$0.57	$0.31	$0.87
Discontinued operations	0.35	0.32	0.30
	$0.92	$0.63	$1.17
Weighted average limited partner units - basic	19,545	17,525	14,681
Diluted:
Continuing operations	$0.57	$0.31	$0.87
Discontinued operations	0.35	0.32	0.30
	$0.92	$0.63	$1.17
Weighted average limited partner units - diluted	19,547	17,526	14.685

See accompanying notes to consolidated financial statements.
¹ General and limited partner’s interest in net income includes net income of the Cross assets since the date of the acquisition.

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
 (Dollars in thousands)

	Year Ended December 31,
	2011	2010	2009
	(Dollars in thousands)
Net income	$24,342	$16,022	$22,203
Changes in fair values of commodity cash flow hedges	1,011	143	14
Commodity cash flow hedging (gains) losses reclassified to earnings	(1,822)	(617)	(2,646)
Changes in fair value of interest rate cash flow hedges	—	(241)	(1,854)
Interest rate cash flow hedging losses reclassified to earnings	18	4,210	7,345

Comprehensive income	$23,549	$19,517	$25,062

See accompanying notes to consolidated financial statements.

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL
For the years ended December 31, 2011, 2010 and 2009

	Partners’ Capital
	Parent Net	Common		Subordinated		General Partner	Accumulated Comprehensive Income
	Investment	Units	Amount	Units	Amount	Amount	Amount	Total
	(Dollars in thousands)
Balances – December 31, 2008	$11,665	13,688,152	$239,333	850,674	$(3,688)	$4,004	$(4,935)	$246,379

Net Income	1,664	—	16,310	—	980	3,249	—	22,203

General partner contribution	—	—	—	—	—	1,324	—	1,324

Units issued in connection with Cross acquisition		804,721	16,523	889,444	16,434	—	—	32,957

Recognition of beneficial conversion feature	—	—	(111)	—	111	—	—	—

Issuance of common units	—	714,285	20,000	—	—	—	—	20,000

Cash distributions ($3.00 per unit)	—	—	(41,064)	—	(2,552)	(3,846)	—	(47,462)

Conversion of subordinated units to common units	—	850,674	(5,328)	(850,674)	5,328	—	—	—

Unit-based compensation	—	3,000	98	—	—	—	—	98

Purchase of treasury units	—	(3,000)	(78)	—	—	—	—	(78)

Contributions to parent	(13,329)	—	—	—	—	—	—	(13,329)

Adjustment in fair value of derivatives	—	—	—	—	—	—	2,859	2,859

Balances – December 31, 2009	$—	16,057,832	$245,683	889,444	$16,613	$4,731	$(2,076)	$264,951

Net Income	—	—	12,153	—	—	3,869	—	16,022

Recognition of beneficial conversion feature	—	—	(1,108)	—	1,108	—	—	—

Follow-on public offerings	—	2,650,000	78,600	—	—	—	—	78,600

Redemption of common units	—	(1,000,000)	(28,070)	—	—	—	—	(28,070)

General partner contribution	—	—	—	—	—	1,089	—	1,089

Excess purchase price over carrying value of acquired assets	—	—	(4,590)	—	—	—	—	(4,590)

Cash distributions ($3.00 per unit)	—	—	(51,886)	—	—	(4,810)	—	(56,696)

Unit-based compensation	—	3,500	113	—	—	—	—	113

Purchase of treasury units	—	(3,500)	(108)	—	—	—	—	(108)

Adjustment in fair value of derivatives	—	—	—	—	—	—	3,495	3,495

Balances – December 31, 2010	$—	17,707,832	$250,787	889,444	$17,721	$4,879	$1,419	$274,806

Net income	—	—	19,053	—	—	5,289	—	24,342

Recognition of beneficial conversion feature	—	—	(1,108)	—	1,108	—	—	—

Follow-on public offering	—	1,874,500	70,330	—	—	—	—	70,330

General partner contribution	—	—	—	—	—	1,505	—	1,505

Conversion of subordinated units to common units	—	889,444	18,829	(889,444)	(18,829)	—	—	—

Cash distributions ($3.05 per unit)	—	—	(58,252)	—	—	(6,245)	—	(64,497)

Excess purchase price over carrying value of acquired assets	—	—	(19,685)	—	—	—	—	(19,685)

Unit-based compensation	—	14,850	190	—	—	—	—	190

Purchase of treasury units	—	(14,850)	(582)	—	—	—	—	(582)

Adjustment in fair value of derivatives	—	—	—	—	—	—	(793)	(793)
Balances – December 31, 2011	$—	20,471,776	$279,562	—	$—	$5,428	$626	$285,616

See accompanying notes to consolidated financial statements.

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31,
	2011	2010	2009
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$24,342	$16,022	$22,203
Less: Income from discontinued operations	(9,392)	(8,061)	(5,268)
Net income from continuing operations	14,950	7,961	16,935
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,445	36,204	35,543
Amortization of deferred debt issue costs	3,755	4,814	1,689
Amortization of discount on notes payable	351	269	—
Deferred income taxes	—	—	204
(Gain) loss on disposition or sale of property, plant, and equipment	898	(229)	(5,008)
Gain on involuntary conversion of property, plant, and equipment	—	—	(1,017)
Equity in earnings of unconsolidated entities	(124)	—	—
Distributions from unconsolidated entities	—	—	—
Distribution in-kind from unconsolidated entities	—	—	—
Non-cash mark-to-market on derivatives	(1,971)	633	36
Other	190	113	98
Change in current assets and liabilities, excluding effects of acquisitions and dispositions:
Accounts and other receivables	(28,470)	(15,738)	(8,947)
Product exchange receivables	(8,547)	(4,967)	2,792
Inventories	(25,812)	(16,877)	7,126
Due from affiliates	5,551	(175)	(5,319)
Other current assets	384	(1,448)	2,456
Trade and other accounts payable	47,157	11,364	(16,191)
Product exchange payables	14,961	14,366	(2,938)
Due to affiliates	4,155	(9,473)	3,683
Income taxes payable	(681)	355	990
Other accrued liabilities	1,083	5,185	871
Change in other non-current assets and liabilities	3,500	(4,341)	(2,381)
Net cash provided by continuing operating activities	70,775	28,016	30,622
Net cash provided by discontinued operating activities	16,095	9,502	16,970
Net cash provided by operating activities	86,870	37,518	47,592
Cash flows from investing activities:
Payments for property, plant, and equipment	(72,710)	(16,519)	(30,858)
Acquisitions, net of cash acquired	(16,815)	(16,747)	—
Payments for plant turnaround costs	(2,103)	(1,090)	—
Proceeds from sale of property, plant, and equipment	1,025	994	19,445
Insurance proceeds from involuntary conversion of property, plant and equipment	—	—	2,224
Investments in unconsolidated entities	(59,319)	—	—
Return of investments from unconsolidated entities	1,432	—	—
(Contributions to) unconsolidated entities for operations	(4,937)	—	—
Net cash used in continuing investing activities	(153,427)	(33,362)	(9,189)
Net cash used in discontinued investing activities	(13,908)	(43,366)	(5,486)
Net cash used in investing activities	(167,335)	(76,728)	(14,675)
Cash flows from financing activities:
Payments of long-term debt	(442,000)	(441,868)	(430,500)
Payments of notes payable and capital lease obligations	(1,132)	(111)	(1,482)
Proceeds from long-term debt	529,000	503,856	433,700
Net proceeds from follow on public offering	70,330	78,600	—
General partner contribution	1,505	1,089	1,324
Redemption of common units	—	(28,070)	—
Excess purchase price over carrying value of acquired assets	(19,685)	(4,590)	—
Purchase of treasury units	(582)	(108)	(78)
Proceeds from issuance of common units	—	—	20,000
Payments of debt issuance costs	(3,588)	(7,468)	(10,446)
Cash distributions paid	(64,497)	(56,696)	(47,462)
Net cash provided by (used in) financing activities	69,351	44,634	(34,944)

Net increase(decrease) in cash	(11,114)	5,424	(2,027)
Cash at beginning of period	11,380	5,956	7,983
Cash at end of period	$266	$11,380	$5,956

Supplemental schedule of non-cash investing and financing activities:
Purchase of assets under capital lease obligations	$—	$—	$7,764
Issuance of common and subordinated units in connection with Cross acquisition	$—	$—	$32,957
Purchase of assets under note payable	$—	$7,354	$—

See accompanying notes to consolidated financial statements.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands)

(1) ORGANIZATION AND DESCRIPTION OF BUSINESS

Martin Midstream Partners L.P. (the “Partnership”) is a publicly traded limited partnership with a diverse set of operations focused primarily in the United Stated Gulf Coast region. Its four primary business lines include:  terminalling and storage services for petroleum products and by-products, natural gas services, sulfur and sulfur-based products processing, manufacturing, marketing and distribution and marine transportation services for petroleum products and by-products.

The petroleum products and by-products the Partnership collects, transports, stores and distributes are produced primarily by major and independent oil and gas companies who often turn to third parties, such as the Partnership, for the transportation and disposition of these products.  In addition to these major and independent oil and gas companies, our primary customers include independent refiners, large chemical companies, fertilizer manufacturers and other wholesale purchasers of these products. The Partnership operates primarily in the Gulf Coast region of the United States, which is a major hub for petroleum refining, natural gas gathering and processing and support services for the oil and gas exploration and production industry.

The Partnership owns Prism Gas Systems I, L.P. (“Prism Gas”), which is engaged in the gathering, processing and marketing of natural gas and natural gas liquids, predominantly in Texas and northwest Louisiana.  Prism Gas owns a 50% ownership interest in Waskom Gas Processing Company (“Waskom”), the Matagorda Offshore Gathering System (“Matagorda”), and Panther Interstate Pipeline Energy LLC (“PIPE”), each accounted for under the equity method of accounting.

The Partnership and Martin Resource Management Corporation (“Martin Resource Management” or “Parent”) formed Redbird Gas Storage LLC (“Redbird”), a natural gas storage joint venture to invest in Cardinal Gas Storage Partners LLC (“Cardinal”).  The Partnership owns 2.07% of the Class A equity interests in Redbird and 100% of the Class B equity interests in Redbird.  As of December 31, 2011, Redbird owned an unconsolidated 40.08% interest in Cardinal.  These investments are accounted for by the equity method.

(2) SIGNIFICANT ACCOUNTING POLICIES

(a)	Principles of Presentation and Consolidation

The consolidated financial statements include the financial statements of the Partnership and its wholly-owned subsidiaries and equity method investees.  In the opinion of the management of the Partnership’s general partner, all adjustments and elimination of significant intercompany balances necessary for a fair presentation of the Partnership’s results of operations, financial position and cash flows for the periods shown have been made.  All such adjustments are of a normal recurring nature.  In addition, the Partnership evaluates its relationships with other entities to identify whether they are variable interest entities under certain provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), 810-10 and to assess whether it is the primary beneficiary of such entities.  If the determination is made that the Partnership is the primary beneficiary, then that entity is included in the consolidated financial statements in accordance with ASC 810-10.  No such variable interest entities exist as of December 31, 2011 or 2010.

The Partnership acquired the assets of Cross Oil Refining & Marketing Inc. (“Cross”) from Martin Resource Management in November 2009.  The acquisition of the Cross assets was considered a transfer of net assets between entities under common control.  The acquisition of the Cross assets and increase in partners’ capital for the common and subordinated units issued in November 2009 are recorded at amounts based on the historical carrying value of the Cross assets at that date, and the Partnership is required to revise its historical financial statements to include the activities of the Cross assets as of the date of common control.  Martin Resource Management acquired Cross in November 2006; however, the activity for the period Cross was owned by Martin Resource Management during 2006 was not considered significant to the Partnership’s consolidated financial statements and has been excluded from the consolidated financial statements.  The Partnership’s accompanying historical financial statements for the period January 1, 2009 through November 24, 2009 have been revised to reflect the financial position, cash flows and results of operations attributable to the Cross assets as if the Partnership owned the Cross assets for these periods.  Net income attributable to the Cross assets for periods prior to the Partnership’s acquisition of the assets is not allocated to the general and limited partners for purposes of calculating net income per limited partner unit.  See Note (2)(o).
As discussed in Note 6, on July 31, 2012, the Partnership completed the sale of its East Texas and Northwest Louisiana natural gas gathering and processing assets.  These assets, along with additional gathering and processing assets discussed in Note 6 are collectively referred to as the "Prism Assets".  The Partnership has classified the Prism Assets, including related liabilities as held for sale at December 31, 2011 and 2010, respectively, and has presented the results of operations and cash flows as discontinued operations for the years ended December 31, 2011, 2010, and 2009, respectively. The Partnership has retrospectively adjusted its prior period consolidated financial statements to comparably classify the amounts related to the net assets and operations and cash flows of the Prism Assets as assets held for sale and discontinued operations, respectively.

(b)           Product Exchanges

The Partnership enters into product exchange agreements with third parties, whereby the Partnership agrees to exchange NGLs and sulfur with third parties.  The Partnership records the balance of exchange products due to other companies under these agreements at quoted market product prices and the balance of exchange products due from other companies at the lower of cost or market.  Cost is determined using the first-in, first-out (“FIFO”) method.  Revenue and costs related to product exchanges are recorded on a gross basis.

(c)           Inventories
Inventories are stated at the lower of cost or market.  Cost is determined by using the FIFO method for all inventories.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands)

    (d)           Revenue Recognition

Terminalling and storage – Revenue is recognized for storage contracts based on the contracted monthly tank fixed fee.  For throughput contracts, revenue is recognized based on the volume moved through the Partnership’s terminals at the contracted rate.  For the Partnership’s tolling agreement, revenue is recognized based on the contracted monthly reservation fee and throughput volumes moved through the facility.  When lubricants and drilling fluids are sold by truck, revenue is recognized upon delivering product to the customers as title to the product transfers when the customer physically receives the product.

Natural gas services – Natural gas gathering and processing revenues are recognized when title passes or service is performed.  NGL distribution revenue is recognized when product is delivered by truck to our NGL customers, which occurs when the customer physically receives the product. When product is sold in storage, or by pipeline, the Partnership recognizes NGL distribution revenue when the customer receives the product from either the storage facility or pipeline.

    Sulfur services – Revenue from sulfur product sales is recognized when the customer takes title to the product.  Revenue from sulfur services is recognized as deliveries are made during each monthly period.

Marine transportation – Revenue is recognized for contracted trips upon completion of the particular trip.  For time charters, revenue is recognized based on a per day rate.

(e)           Equity Method Investments

The Partnership uses the equity method of accounting for investments in unconsolidated entities where the ability to exercise significant influence over such entities exists.  Investments in unconsolidated entities consist of capital contributions and advances plus the Partnership’s share of accumulated earnings as of the entities’ latest fiscal year-ends, less capital withdrawals and distributions.  Investments in excess of the underlying net assets of equity method investees, specifically identifiable to property, plant and equipment, are amortized over the useful life of the related assets.  Excess investment representing equity method goodwill is not amortized but is evaluated for impairment, annually.  Under certain provisions of ASC 350-20, related to goodwill, this goodwill is not subject to amortization and is accounted for as a component of the investment.  Equity method investments are subject to impairment under the provisions of ASC 323-10, which relates to the equity method of accounting for investments in common stock.  No portion of the net income from these entities is included in the Partnership’s operating income.

The Partnership’s Prism Gas subsidiary owns an unconsolidated 50% interest in Waskom, Matagorda, and PIPE. The Partnership owns 2.07% of the Class A equity interests in Redbird and 100% of the Class B equity interests in Redbird.  Redbird, as of December 31, 2011, owns a 40.08% interest in Cardinal Gas Storage Partners, LLC.  Each of these interests is accounted for under the equity method of accounting.

(f)           Property, Plant, and Equipment

Owned property, plant, and equipment is stated at cost, less accumulated depreciation.  Owned buildings and equipment are depreciated using straight-line method over the estimated lives of the respective assets.

Equipment under capital leases is stated at the present value of minimum lease payments less accumulated amortization. Equipment under capital leases is amortized straight line over the estimated useful life of the asset.

Routine maintenance and repairs are charged to operating expense while costs of betterments and renewals are capitalized.  When an asset is retired or sold, its cost and related accumulated depreciation are removed from the accounts, and the difference between net book value of the asset and proceeds from disposition is recognized as gain or loss.

(g)           Goodwill and Other Intangible Assets

Goodwill represents the excess of costs over fair value of assets of businesses acquired.  Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead, tested for impairment at least annually in accordance with certain provisions of ASC 350-20.  Intangible assets with estimated useful lives are amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment under certain provisions of ASC 360-10 related to accounting for impairment or disposal of long-lived assets.  Other intangible assets primarily consist of covenants not-to-compete and contracts obtained through business combinations and are being amortized over the life of the respective agreements.

Goodwill is subject to a fair-value based impairment test on an annual basis, or more often if events or circumstances indicate there may be impairment. The Partnership is required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets.  Goodwill is assigned to reporting units at the date the goodwill is initially recorded.  Once goodwill has been assigned to reporting units, it no longer retains its association with a particular acquisition, and all of the activities within a reporting unit, whether acquired or organically grown, are available to support value of the goodwill.

The Partnership has historically performed its annual impairment testing of goodwill and indefinite-lived intangible assets as of September 30 of each year.  During the third quarter of fiscal 2011, the Partnership changed the annual impairment testing date from September 30 to August 31.  The Partnership believes this change, which represents a change in the method of applying an accounting principle, is preferable in the circumstances as the earlier date provides additional time prior to the Partnership’s quarter-end to complete the goodwill impairment testing and report the results in its quarterly report on Form 10-Q.  A preferability letter from the Partnership’s independent registered public accounting firm regarding this change in the method of applying an accounting principle has been filed as an exhibit to the quarterly report on Form 10-Q for the quarter ended September 30, 2011.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands)

The Partnership performed the annual impairment tests as of August 31, 2011, September 30, 2010, and September 30, 2009, respectively.  In performing such tests, it was determined that there were four “reporting units” which contained goodwill. These reporting units were in each of the four reporting segments: terminalling and storage, natural gas services, marine transportation, and sulfur services.  The estimated fair value of the reporting units with goodwill were developed using the guideline public company method, the guideline transaction method, and the discounted cash flow (“DCF”) method using observable market data where available.  To the extent the carrying amount of a reporting unit exceeds the fair value of the reporting unit, the Partnership would be required to perform the second step of the impairment test, as this is an indication that the reporting unit goodwill may be impaired.  At August 31, 2011, September 30, 2010 and September 30, 2009, the estimated fair value of each of the four reporting units was in excess of its carrying value, which indicates no impairment existed.

(h)           Debt Issuance Costs

Debt issuance costs relating to the Partnership’s revolving credit facility and senior notes are deferred and amortized over the terms of the debt arrangements.

In connection with the issuance, amendment, expansion and restatement of debt arrangements, the Partnership incurred debt issuance costs of $3,589, $7,468 and $10,446 in the years ended December 31, 2011, 2010 and 2009, respectively.

Due to a reduction in the number of lenders under the Partnership’s multi-bank credit agreement, $494, $634 and $495 of the existing debt issuance costs were determined not to have continuing benefit and were expensed during 2011, 2010 and 2009, respectively.  Remaining unamortized deferred issuance costs are amortized over the term of the revised debt arrangement.

Amortization of debt issuance costs, which is included in interest expense, totaled $3,755, $4,814 and $1,689 for the years ended December 31, 2011, 2010 and 2009, respectively.  Accumulated amortization amounted to $2,723 and $4,920 at December 31, 2011 and 2010, respectively.

        (i)           Impairment of Long-Lived Assets

In accordance with ASC 360-10, long-lived assets, such as property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.  If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.  Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated.  The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.  The Partnership has not identified any triggering events in 2011, 2010 or 2009 that would require an assessment for impairment of long-lived assets.

(j)           Asset Retirement Obligation

Under ASC 410-20, which relates to accounting requirements for costs associated with legal obligations to retire tangible, long-lived assets, the Partnership records an Asset Retirement Obligation (“ARO”) at fair value in the period in which it is incurred by increasing the carrying amount of the related long-lived asset. In each subsequent period, the liability is accreted over time towards the ultimate obligation amount and the capitalized costs are depreciated over the useful life of the related asset.  The Partnership’s fixed assets include land, buildings, transportation equipment, storage equipment, marine vessels and operating equipment.

The transportation equipment includes pipeline systems.  The Partnership transports NGLs through the pipeline system and gathering system.  The Partnership also gathers natural gas from wells owned by producers and delivers natural gas and NGLs on the Partnership’s pipeline systems, primarily in Texas and Louisiana to the fractionation facility of the Partnership’s 50% owned joint venture.  The Partnership is obligated by contractual or regulatory requirements to remove certain facilities or perform other remediation upon retirement of the Partnership’s assets.  However, the Partnership is not able to reasonably determine the fair value of the asset retirement obligations for the Partnership’s trunk and gathering pipelines and the Partnership’s surface facilities since future dismantlement and removal dates are indeterminate.  In order to determine a removal date of the Partnership’s gathering lines and related surface assets, reserve information regarding the production life of the specific field is required.  As a transporter and gatherer of natural gas, the Partnership is not a producer of the field reserves, and the Partnership therefore does not have access to adequate forecasts that predict the timing of expected production for existing reserves on those fields in which the Partnership gathers natural gas.  In the absence of such information, the Partnership is not able to make a reasonable estimate of when future dismantlement and removal dates of the Partnership’s gathering assets will occur.  With regard to the Partnership’s trunk pipelines and their related surface assets, it is impossible to predict when demand for transportation of the related products will cease.  The Partnership’s right-of-way agreements allow us to maintain the right-of-way rather than remove the pipe.  In addition, the Partnership can evaluate the Partnership’s trunk pipelines for alternative uses, which can be and have been found.  The Partnership will record such asset retirement obligations in the period in which more information becomes available for us to reasonably estimate the settlement dates of the retirement obligations.

(k)           Derivative Instruments and Hedging Activities

In accordance with certain provisions of ASC 815-10 related to accounting for derivative instruments and hedging activities, all derivatives and hedging instruments are included on the balance sheet as an asset or liability measured at fair value and changes in fair value are recognized currently in earnings unless specific hedge accounting criteria are met. If a derivative qualifies for hedge accounting, changes in the fair value can be offset against the change in the fair value of the hedged item through earnings or recognized in other comprehensive income until such time as the hedged item is recognized in earnings.

Derivative instruments not designated as hedges are being marked to market with all market value adjustments being recorded in the consolidated statements of operations.  As of December 31, 2011, the Partnership has designated a portion of its derivative instruments as qualifying cash flow hedges.  Fair value changes for these hedges have been recorded in accumulated other comprehensive income as a component of equity.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands)

                (l)           Comprehensive Income

Comprehensive income includes net income and other comprehensive income.  Other comprehensive income for the Partnership includes unrealized gains and losses on derivative financial instruments.  In accordance with ASC 815-10, the Partnership records deferred hedge gains and losses on its derivative financial instruments that qualify as cash flow hedges as other comprehensive income.

(m)           Unit Grants

In May 2011, the Partnership issued 6,250 restricted common units to non-employee directors under its long-term incentive plan from 5,750 treasury units purchased by the Partnership in the open market for $235 and 500 treasury units from forfeitures.  These units vest in 25% increments beginning in January 2012 and will be fully vested in January 2015.

In February 2011, the Partnership issued 9,100 restricted common units to certain Martin Resource Management employees under its long-term incentive plan from 9,100 treasury units purchased by the Partnership in the open market for $347.  These units vest in 25% increments beginning in February 2012 and will be fully vested in February 2015.

In August 2010, the Partnership issued 1,500 restricted common units to each of two new non -employee directors under its long-term incentive plan from 500 treasury units purchased by the Partnership in the open market for $16 and 2,500 common units from forfeited unit grants. These units vest in 25% increments beginning in January 2011 and will be fully vested in January 2014.

In May 2010, the Partnership issued 1,000 restricted common units to each of its non-employee directors under its long-term incentive plan from treasury units purchased by the Partnership in the open market for $92. These units vest in 25% increments beginning in January 2011 and will be fully vested in January 2014.

In August 2009, the Partnership issued 1,000 restricted common units to each of its non-employee directors under its long-term incentive plan from treasury units purchased by the Partnership in the open market for $77. These units vest in 25% increments beginning in January 2010 and will be fully vested in January 2013.

In May 2008, the Partnership issued 1,000 restricted common units to each of its non-employee directors under its long-term incentive plan from treasury units purchased by the Partnership in the open market for $93.  These units vest in 25% increments beginning in January 2009 and will be fully vested in January 2012.

The Partnership accounts for the transaction under certain provisions of FASB ASC 505-50-55 related to equity-based payments to non-employees.  The cost resulting from the unit-based payment transactions was $190, $113, and $98 for the years ended December 31, 2011, 2010 and 2009, respectively.

(n)           Incentive Distribution Rights

The Partnership’s general partner, Martin Midstream GP LLC, holds a 2% general partner interest and certain incentive distribution rights in the Partnership.  Incentive distribution rights represent the right to receive an increasing percentage of cash distributions after the minimum quarterly distribution, any cumulative arrearages on common units, and certain target distribution levels have been achieved.  The Partnership is required to distribute all of its available cash from operating surplus, as defined in the partnership agreement.  The target distribution levels entitle the general partner to receive 15% of quarterly cash distributions in excess of $0.55 per unit until all unit holders have received $0.625 per unit, 25% of quarterly cash distributions in excess of $0.625 per unit until all unit holders have received $0.75 per unit, and 50% of quarterly cash distributions in excess of $0.75 per unit.  For the years ended December 31, 2011, 2010 and 2009, the general partner received $4,901, $3,623, and $2,896 in incentive distributions.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands)

(o)           Net Income per Unit

ASC 260-10 relates to earnings per share, and addresses the application of the two-class method in determining income per unit for master limited partnerships having multiple classes of securities that may participate in partnership distributions accounted for as equity distributions. To the extent the partnership agreement does not explicitly limit distributions to the general partner, any earnings in excess of distributions are to be allocated to the general partner and limited partners utilizing the distribution formula for available cash specified in the partnership agreement. When current period distributions are in excess of earnings, the excess distributions for the period are to be allocated to the general partner and limited partners based on their respective sharing of losses specified in the partnership agreement. ASC 260-10 is to be applied retrospectively for all financial statements presented and is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years.

The Partnership adopted the amended provisions of ASC 260-10 on January 1, 2009. Adoption did not impact the Partnership’s computation of earnings per limited partner unit as cash distributions exceeded earnings for the years ended December 31, 2011, 2010 and 2009, respectively, and the IDRs do not share in losses under the partnership agreement.  In the event the Partnership’s earnings exceed cash distributions, ASC 260-10 will have an impact on the computation of the Partnership’s earnings per limited partner unit. The Partnership agreement does not explicitly limit distributions to the general partner; therefore, any earnings in excess of distributions are to be allocated to the general partner and limited partners utilizing the distribution formula for available cash specified in the Partnership agreement. For years ended December 31, 2011, 2010  and 2009, the general partner’s interest in net income, including the IDRs, represents distributions declared after period end on behalf of the general partner interest and IDRs less the allocated excess of distributions over earnings for the periods.

General and limited partner interest in net income includes only net income of the Cross assets since the date of acquisition in November 2009.   Accordingly, net income of the Partnership is adjusted to remove the net income attributable to the Cross assets prior to the date of acquisition and such income is allocated to Parent.  The recognition of the beneficial conversion feature for the period is considered a deemed distribution to the subordinated unit holders and reduces net income available to common limited partners in computing net income per unit.

For purposes of computing diluted net income per unit, the Partnership uses the more dilutive of the two-class and if-converted methods.  Under the if-converted method, the beneficial conversion feature is added back to net income available to common limited partners, the weighted-average number of subordinated units outstanding for the period is added to the weighted-average number of common units outstanding for purposes of computing basic net income per unit, and the resulting amount is compared to the diluted net income per unit computed using the two-class method.

The following is a reconciliation of net income from continuing operations and net income from discontinued operations allocated to the general partner and limited partners for purposes of calculating net income attributable to limited partners per unit:

	Years Ended December 31,
	2011	2010	2009
Continuing operations:
Net income attributable to Martin Midstream Partners L.P.	$14,950	$7,961	$16,935
Less pre-acquisition income allocated to Parent	—	—	1,664
Less general partner’s interest in net income:
Distributions payable on behalf of IDRs	3,010	1,800	2,209
Distributions payable on behalf of general partner interest	825	590	724
Distributions payable to the general partner interest in excess of earnings allocable to the general partner interest	(587)	(468)	(455)
Less beneficial conversion feature	680	551	85
Limited partners’ interest in net income	$11,022	$5,488	$12,708

	Years Ended December 31,
	2011	2010	2009
Discontinued operations:
Net income attributable to Martin Midstream Partners L.P.	$9,392	$8,061	$5,268
Less general partner’s interest in net income:
Distributions payable on behalf of IDRs	1,891	1,823	687
Distributions payable on behalf of general partner interest	519	597	225
Distributions payable to the general partner interest in excess of earnings allocable to the general partner interest	(369)	(473)	(141)
Less beneficial conversion feature	428	557	26
Limited partners’ interest in net income	$6,923	$5,557	$4,471

       The weighted average units outstanding for basic net income per unit were 19,545,427, 17,525,089, and 14,680,807 for years ended December 31, 2011, 2010 and 2009, respectively.  For diluted net income per unit, the weighted average units outstanding were increased by 1,278, 900, and 3,968 units for the years ended December 31, 2011, 2010 and 2009, respectively, due to the dilutive effect of restricted units granted under the Partnership’s long-term incentive plan.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands)
(p)           Indirect Selling, General and Administrative Expenses

Indirect selling, general and administrative expenses are incurred by Martin Resource Management and allocated to the Partnership to cover costs of centralized corporate functions such as accounting, treasury, engineering, information technology, risk management and other corporate services.  Such expenses are based on the percentage of time spent by Martin Resource Management’s personnel that provide such centralized services.  Under the omnibus agreement, we are required to reimburse Martin Resource Management for indirect general and administrative and corporate overhead expenses.  For the years ended December 31, 2011, 2010 and 2009, the Conflicts Committee of our general partner approved reimbursement amounts of  $4,771, $3,791, and $3,542, respectively, reflecting our allocable share of such expenses.  The Conflicts Committee will review and approve future adjustments in the reimbursement amount for indirect expenses, if any, annually.

(q)           Environmental Liabilities and Litigation

The Partnership’s policy is to accrue for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable.  Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study.  Such accruals are adjusted as further information develops or circumstances change.  Costs of future expenditures for environmental remediation obligations are not discounted to their present value.  Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

(r)           Accounts Receivable and Allowance for Doubtful Accounts

        Trade accounts receivable are recorded at the invoiced amount and do not bear interest.  The allowance for doubtful accounts is the Partnership’s best estimate of the amount of probable credit losses in the Partnership’s existing accounts receivable.

(s)           Deferred Catalyst Costs

The cost of the periodic replacement of catalysts is deferred and amortized over the catalyst’s estimated useful life, which ranges from 24 to 36 months.

(t)           Deferred Turnaround Costs

The Partnership capitalizes the cost of major turnarounds and amortizes these costs over the estimated period to the next turnaround, which ranges from 24 to 36 months.

(u)           Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States.  Actual results could differ from those estimates.

(v)           Income Taxes

With respect to the Partnership’s taxable subsidiary (Woodlawn Pipeline Co., Inc.) and the Cross assets prior to the date of acquisition, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(w)           Prior Period Correction of an Immaterial Error

The statement of cash flows for the year ended December 31, 2010 has been revised to correct an immaterial error in the classification of excess purchase price over carrying value of acquired assets of $4,590.  The reclassification of this amount decreases acquisitions, net of cash acquired and net cash used in investing activities, increases the excess purchase price over carrying value of acquired assets and decreases net cash provided by financing activities, and had no effect on the Partnership’s cash and cash equivalents, property, plant and equipment, net income or partners’ capital.

(3) FAIR VALUE MEASUREMENTS
The Partnership follows the provisions of ASC 820 related to fair value measurements and disclosures, which established a framework for measuring fair value and expanded disclosures about fair value measurements. The adoption of this guidance had no impact on the Partnership’s financial position or results of operations.

ASC 820 applies to all assets and liabilities that are being measured and reported on a fair value basis. This statement enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value of each asset and liability carried at fair value into one of the following categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.
Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.
Level 3: Unobservable inputs that are not corroborated by market data.

The Partnership’s derivative instruments, which consist of commodity and interest rate swaps, are required to be measured at fair value on a recurring basis. The fair value of the Partnership’s derivative instruments is determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets, which is considered Level 2. Refer to Note 14 for further information on the Partnership’s derivative instruments and hedging activities.

The following items are measured at fair value on a recurring basis and are subject to the disclosure requirements of ASC 820 at December 31, 2011:

	Fair Value Measurements at Reporting Date Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	December 31, 2011	(Level 1)	(Level 2)	(Level 3)
Assets
Natural gas derivatives	$622	$—	$622	$—
Total assets	$622	$—	$622	$—
Liabilities
Crude oil derivatives	245	—	245	—
Natural gas liquids derivatives	117	—	117	—
Total liabilities	$362	$—	$362	$—

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands)

The following items are measured at fair value on a recurring basis and are subject to the disclosure requirements of ASC 820 at December 31, 2010:

	Fair Value Measurements at Reporting Date Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	December 31, 2010	(Level 1)	(Level 2)	(Level 3)
Assets
Interest rate derivatives	$1,941	$—	$1,941	$—
Natural gas derivatives	201	—	201	—
Total assets	$2,142	$—	$2,142	$—
Liabilities
Interest rate derivatives	$3,930	$—	$3,930	$—
Natural gas derivatives	28	—	28	—
Crude oil derivatives	177	—	177	—
Natural gas liquids derivatives	247	—	247	—
Total liabilities	$4,382	$—	$4,382	$—

FASB ASC 825-10-65, Disclosures about Fair Value of Financial Instruments, requires that the Partnership disclose estimated fair values for its financial instruments.  Fair value estimates are set forth below for the Partnership’s financial instruments.  The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

•
Accounts and other receivables, trade and other accounts payable, other accrued liabilities, income taxes payable and due from/to affiliates — The carrying amounts approximate fair value because of the short maturity of these instruments.

•
Long-term debt including current installments — The carrying amount of the revolving and term loan facilities approximates fair value due to the debt having a variable interest rate.  The estimated fair value of the Senior Notes was approximately $210,500 as of December 31, 2011, based on market prices of similar debt at December 31, 2011.

(4) RECENT ACCOUNTING PRONOUNCEMENTS
In September 2011, the FASB amended the provisions of ASC 350 related to testing goodwill for impairment.  This update simplifies the goodwill impairment assessment by allowing a company to first review qualitative factors to determine the likelihood of whether the fair value of a reporting unit is less than its carrying amount before applying the two-step goodwill impairment test. If it is determined that it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, the company would not be required to perform the two-step goodwill impairment test for that reporting unit. This update is effective for interim and annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011 with early adoption permitted which for the Partnership means January 1, 2012.  This amended guidance will be adopted by the Partnership effective January 1, 2012.

In June 2011, the FASB amended the provisions of ASC 220 related to other comprehensive income. This newly issued guidance: (1) eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity; (2) requires the consecutive presentation of the statement of net income and other comprehensive income; and (3) requires an entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income. The amendments in this guidance do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income nor do the amendments affect how earnings per share is calculated or presented. This guidance is required to be applied retrospectively and is effective for fiscal years and interim periods within those years beginning after December 15, 2011, which for the Partnership means January 1, 2012.  As this new guidance only requires enhanced disclosure, adoption will not impact the Partnership’s financial position or results of operations.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands)

(5)  ACQUISITIONS

Redbird Gas Storage

On May 31, 2011, the Partnership acquired all of the Class B equity interests in Redbird for approximately $59,319.  This amount was recorded as an investment in an unconsolidated entity.  Redbird, a subsidiary of Martin Resource Management, is a natural gas storage joint venture formed to invest in Cardinal.  Cardinal is a joint venture between Redbird and Energy Capital Partners that is focused on the development, construction, operation and management of natural gas storage facilities across North America. In addition to owning all of the Class B equity interests of Redbird, the Partnership also owns 2.07% of the Class A equity interests of Redbird at December 31, 2011.   Redbird owns an unconsolidated 40.08% interest in Cardinal.  Concurrent with the closing of this transaction, Cardinal acquired all of the outstanding equity interests in Monroe Gas Storage Company, LLC (“Monroe”) as well as an option on development rights to an adjacent depleted reservoir facility.  This acquisition was funded by borrowings under the Partnership’s revolving credit facility.

Terminalling Facilities

On January 31, 2011, the Partnership acquired 13 shore-based marine terminalling facilities, one specialty terminalling facility and certain terminalling related assets from Martin Resource Management for $36,500.  These assets are located across the Louisiana Gulf Coast.  This acquisition was funded by borrowings under the Partnership’s revolving credit facility.

These terminalling assets were acquired by Martin Resource Management in its acquisition of L&L Holdings LLC (“L&L”) on January 31, 2011.  During the second quarter, Martin Resource Management finalized the purchase price allocation for the acquisition of L&L, including the final determination of the fair value of the terminalling assets acquired by the Partnership.  The Partnership recorded an adjustment in the amount of $19,685 to reduce property, plant and equipment and partners’ capital for the difference between the purchase price and the fair value of the terminalling assets acquired based on Martin Resource Management’s final purchase price allocation.  The impact on first quarter depreciation expense as a result of the finalization of the purchase price allocation is accounted for retrospectively and was a reduction of $241.

On August 26, 2010, the Partnership acquired certain shore-based marine terminalling assets from Martin Resource Management for $11,700.  The net book value of the acquired assets was $7,331 and was recorded in property, plant and equipment.   The remaining $4,395 was recorded as a reduction of partners’ capital.  These assets are located in Theodore, Alabama and Pascagoula, Mississippi.

Marine Equipment

On December 22, 2010, the Partnership acquired a 60,000 bbl offshore tank barge from Martin Resource Management for a total purchase price of $17,000.  The Partnership paid cash in the amount of $9,600 and assumed a note payable to a third party for $7,400.  The net book value of the acquired assets was $16,805 and was recorded in property, plant, and equipment.  The remaining $195 was recorded as a distribution to Martin Resource Management.

Darco Gathering System

On November 1, 2010, the Partnership, through its wholly owned subsidiary, Prism Gas, acquired approximately 20 miles of natural gas gathering pipeline and various equipment located in Harrison County, Texas. The final purchase price of approximately $25,015 was funded by borrowings under the Partnership’s revolving credit facility.

The purchase price including other intangibles reflected as other assets was allocated as follows:

Property, plant and equipment	$9,925
Other assets	15,090
$25,015

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands)

The identifiable intangible asset of $15,090 is a life of lease contract with an active producer in the Haynesville Shale and Cotton Valley sand.  The contract is subject to amortization over an approximate useful life of 20 years.

Harrison Gathering System

On January 15, 2010, the Partnership, through Prism Gas, as 50% owner and the operator of Waskom Gas Processing Company (“Waskom”), through Waskom’s wholly-owned subsidiary Waskom Midstream LLC, acquired from Crosstex North Texas Gathering, L.P., a 100% interest in approximately 62 miles of gathering pipeline, two 35 MMcfd dew point control plants and equipment referred to as the Harrison Gathering System.  The Partnership’s share of the acquisition cost was approximately $20,000 and was recorded as an investment in an unconsolidated entity (in discontinued operations).

(6)  DISCONTINUED OPERATIONS AND DIVESTITURES

On June 18, 2012, the Partnership and a subsidiary of CenterPoint Energy Inc. (NYSE: CNP), (“CenterPoint”) entered into a definitive agreement under which CenterPoint would acquire the Partnership’s East Texas and Northwest Louisiana natural gas gathering and processing assets owned by Prism Gas Systems I, L.P. (“Prism Gas”), a wholly-owned subsidiary of the Partnership, and other natural gas gathering and processing assets also owned by the Partnership, for cash in a transaction valued at approximately $275,000 excluding any transaction costs and purchase price adjustments.  The asset sale includes the Partnership’s 50% operating interest in Waskom Gas Processing Company (“Waskom”).  A subsidiary of CenterPoint currently owns the other 50% interest.  On July 31, 2012, the Partnership completed the sale of its East Texas and Northwest Louisiana natural gas gathering and processing assets for net cash proceeds of $273,300.

Additionally, the Partnership has reached agreement with a private investor group to sell its interest in Matagorda Offshore Gathering System (“Matagorda”) and Panther Interstate Pipeline Energy LLC (“PIPE”) for $2,000 in cash.  This sale is expected to be completed in the third quarter of 2012.

The assets described above collectively are referred to herein as the Prism Assets.

The Partnership has classified the results of operations of the Prism Assets which were previously presented as a component of the Natural Gas Services segment, as discontinued operations in the consolidated statements of operations for all periods presented. The assets and liabilities described above have been classified as held for sale and have been aggregated and reported on separate lines in the consolidated balance sheets for all periods presented.

The assets and liabilities held for sale as of December 31, 2011 and 2010 were as follows:

	2011	2010
Assets
Inventories	$486	$750
Property, plant and equipment	78,324	77,039
Accumulated depreciation	(18,438)	(14,039)
Goodwill	28,931	28,931
Investment in unconsolidated entities	107,549	98,217
Other assets, net	15,935	17,027
Assets held for sale	$212,787	$207,925

Liabilities
Other long-term obligations	501	480
Liabilities held for sale	$501	$480

The Prism Assets’ operating results, which are included within income from discontinued operations, were as follows:

	Year Ended December 31,
	2011	2010	2009

Total revenues from third parties1	$121,338	$112,477	$71,141
Total costs and expenses and other, net, excluding depreciation and amortization	(115,957)	(110,061)	(69,914)
Depreciation and amortization	(5,512)	(4,452)	(3,963)
Other operating income	—	(92)	(12)
Equity in earnings of unconsolidated entities2	9,412	9,792	7,044
Income from discontinued operations before income taxes	9,281	7,664	4,296
Income tax expense (benefit)	(111)	(397)	(972)
Income from discontinued operations, net of income taxes	$9,392	$8,061	$5,268

1 Total revenues from third parties excludes intercompany revenues of $67,141, $56,390, and $45,998 for the years ended December 31, 2011, 2010 and 2009, respectively.

2  Represents equity in earnings of Waskom, Matagorda, and PIPE for the years ended December 31, 2011, 2010, and 2009.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands)

(7)  ISSUANCE OF COMMON UNITS

On February 9, 2011, the Partnership completed a public offering of 1,874,500 common units at a price of $39.35 per common unit, before the payment of underwriters’ discounts, commissions and offering expenses (per unit value is in dollars, not thousands).  Following this offering, the common units represented a 95.7% limited partnership interest in the Partnership.  Total proceeds from the sale of the 1,874,500 common units, net of underwriters’ discounts, commissions and offering expenses were $70,330.  The Partnership’s general partner contributed $1,505 in cash to the Partnership in conjunction with the issuance in order to maintain its 2% general partner interest in the Partnership.  On February 9, 2011, the Partnership made a $65,500 payment to reduce the outstanding balance under its revolving credit facility.

On August 17, 2010, the Partnership completed a public offering of 1,000,000 common units, representing limited partner interests at a purchase price of $29.13 per common unit.  The Partnership received net proceeds of approximately $28,070 after payment of underwriters’ discounts.  The Partnership used the net proceeds of $28,070 to redeem from subsidiaries of Martin Resource Management an aggregate number of common units equal to the number of common units issued in the offering.   Martin Resource Management reimbursed the Partnership for its payments of commissions and offering expenses.   As a result of these simultaneous transactions, the Partnership’s  general partner was not required to contribute cash to the Partnership in conjunction with the issuance of these units in order to maintain its 2% general partner interest in the Partnership since there was no net increase in the outstanding limited partner units.

On February 8, 2010, the Partnership completed a public offering of 1,650,000 common units at a price of $32.35 per common unit, before the payment of underwriters’ discounts, commissions and offering expenses (per unit value is in dollars, not thousands).  Following this offering, the common units represented a 93.3% limited partner interest in the Partnership.  Total proceeds from the sale of the 1,650,000 common units, net of underwriters’ discounts, commissions and offering expenses were $50,530.  The Partnership’s general partner contributed $1,089 in cash to the Partnership in conjunction with the issuance in order to maintain its 2% general partner interest in the Partnership.  On February 8, 2010, the Partnership reduced the outstanding balance under its revolving credit facility by $45,000.

(8)  INVENTORIES

Components of inventories at December 31, 2011 and 2010 were as follows:
	2011	2010
Natural gas liquids	$25,178	$19,025
Sulfur	24,335	15,820
Sulfur Based Products	14,857	9,140
Lubricants	11,012	5,267
Other	2,295	2,613
	$77,677	$51,865

(9)  PROPERTY, PLANT AND EQUIPMENT

At December 31, 2011 and 2010, property, plant, and equipment consisted of the following:
	Depreciable Lives	2011	2010
Land	—	$19,432	$20,186
Improvements to land and buildings	10-25 years	73,298	53,521
Transportation equipment	3-7 years	1,759	1,727
Storage equipment	5-20 years	67,360	62,372
Marine vessels	4-25 years	228,043	226,376
Operating equipment	3-20 years	189,065	177,228
Furniture, fixtures and other equipment	3-20 years	1,862	1,209
Construction in progress		51,909	12,798
		$632,728	$555,417

Depreciation expense for the year ended December 31, 2011, 2010, and 2009 was $37,038, $34,116, and $33,431, respectively, which includes amortization of fixed assets acquired under capital lease obligations of $280, $280, and $116 for 2011, 2010, and 2009, respectively.  Gross assets under capital leases were $7,764 at December 31, 2011 and 2010.  Accumulated amortization associated with capital leases was $675 and $396 at December 31, 2011 and 2010, respectively.

 (10)  GOODWILL AND OTHER INTANGIBLE ASSETS

At December 31, 2011 and 2010, goodwill balances consisted of the following:
	2011	2010
Carrying amount of goodwill:
Terminalling and storage	$883	$883
Natural gas services	79	79
Sulfur services	5,349	5,349
Marine transportation	2,026	2,026
	8,337	8,337
Goodwill classified as held for sale	28,931	28,931
Total goodwill	$37,268	$37,268

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands)

Other intangible assets subject to amortization consist of covenants not-to-compete, customer contracts associated with gathering and processing assets and a transportation contract associated with the residue gas pipeline.

The unamortized balance of other intangible assets, classified in the consolidated balance sheets as other assets, net, amounted to $338 and $477 at December 31, 2011 and 2010, respectively.  The unamortized balance of other intangible assets, net, classified in the consolidated balance sheets as assets held for sale, amounted to $15,935 and $17,027 at December 31, 2011 and 2010, respectively.

Aggregate amortization expense for amortizing intangible assets included in continuing operations was $140, $226, and $336, for the years ended December 31, 2011, 2010 and 2009, respectively, and accumulated amortization amounted to $1,060 and $920 at December 31, 2011 and 2010, respectively.

Estimated amortization expenses for the years subsequent to December 31, 2011 are as follows:  2012 - $140; 2013 - $140; 2014 - $58; 2015 - $0; 2016 - $0; subsequent years - $0.

(11)  LEASES

The Partnership has numerous non-cancelable operating leases primarily for transportation and other equipment.  The leases generally provide that all expenses related to the equipment are to be paid by the lessee.  Management expects to renew or enter into similar leasing arrangements for similar equipment upon the expiration of the current lease agreements.  The Partnership also has cancelable operating lease land rentals and outside marine vessel charters.  Certain of our marine vessels have been acquired under capital leases.

The Partnership’s future minimum lease obligations as of December 31, 2011 consist of the following:

Fiscal year	Operating Leases	Capital Leases

2012	$11,776	$1,138
2013	7,975	1,147
2014	7,015	1,169
2015	6,297	1,169
2016	5,564	5,465
Thereafter	8,738	—
Total	$47,365	10,088
Less amounts representing interest costs		4,057
Present value of net minimum capital lease payments		6,031
Less current installments		193
Present value of net minimum capital lease payments, excludingcurrent installments		$5,838

Rent expense for operating leases for the years ended December 31, 2011, 2010 and 2009 was $19,280, $15,710 and $11,158, respectively.  The amount recognized in interest expense for capital leases was $972, $991, and $250 for the years ended December 31, 2011, 2010 and 2009, respectively.

 (12)  INVESTMENT IN UNCONSOLIDATED ENTITIES AND JOINT VENTURES

At December 31, 2011, the Partnership’s Prism Gas subsidiary owned an unconsolidated 50% interest in Waskom, the Matagorda and PIPE.

    In accounting, for the acquisition of the interests in Waskom, Matagorda and PIPE, the carrying amount of these investments exceeded the underlying net assets by approximately $46,176.  The difference was attributable to property and equipment of $11,872 and equity method goodwill of $34,304.  The excess investment relating to property and equipment is being amortized over an average life of 20 years, which approximates the useful life of the underlying assets.   Such amortization amounted to $594 for the years ended December 31, 2011, 2010 and 2009, respectively, and has been recorded as a reduction of equity in earnings of unconsolidated equity method investees.  The remaining unamortized excess investment relating to property and equipment was $8,310, $8,903 and $9,497 at December 31, 2011, 2010 and 2009, respectively.  The equity-method goodwill is not amortized; however, it is analyzed for impairment annually or if changes in circumstance indicate that a potential impairment exists. No impairment was recorded in 2011, 2010 or 2009.

As a partner in Waskom, the Partnership receives distributions in kind of natural gas liquids (“NGLs”) that are retained according to Waskom’s contracts with certain producers.  The NGLs are valued at prevailing market prices.  In addition, cash distributions are received and cash contributions are made to fund operating and capital requirements of Waskom.

       The Partnership and Martin Resource Management formed Redbird, a natural gas storage joint venture formed to invest in Cardinal.  The Partnership owns 2.07% of the Class A equity interests and all the Class B equity interests in Redbird.  Redbird owns an unconsolidated 40.08% interest in Cardinal.   Redbird utilized the investments by the Partnership to invest in Cardinal to fund projects for natural gas storage facilities.

These investments are accounted for by the equity method.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands)

The following tables summarize the components of the investment in unconsolidated entities on the Partnership’s consolidated balance sheets and the components of equity in earnings of unconsolidated entities included in the Partnership’s consolidated statements of operations:

	December 31, 2011	December 31, 2010
Investment in Waskom1	$102,896	$93,768
Investment in PIPE1	1,291	1,311
Investment in Matagorda1	3,362	3,138
Investment in unconsolidated entities classified as assets held for sale	107,549	98,217
Investment in Redbird	62,948	—
Investment in unconsolidated entities	62,948	—
Total Investment in unconsolidated entities	$170,497	$98,217

1 For all periods presented, the financial information for Waskom, Matagorda, and PIPE is included in the consolidated balance sheets as assets held for sale, and on the consolidated statements of operations and cash flows as discontinued operations.

	Years Ended December 31,
	2011	2010	2009
Equity in earnings of Waskom1	$9,143	$9,831	$6,384
Equity in earnings of PIPE1	(45)	(180)	587
Equity in earnings of Matagorda1	314	141	153
Equity in earnings of BCP	—	—	(80)
Equity in earnings of discontinued operations	9,412	9,792	7,044
Equity in earnings of Redbird	124	—	—
Equity in earnings of unconsolidated entities	124	—	—
Total equity in earnings of unconsolidated entities	$9,536	$9,792	$7,044

1 For all periods presented, the financial information for Waskom, Matagorda, and PIPE is included in the consolidated balance sheets as assets held for sale, and on the consolidated statements of operations and cash flows as discontinued operations.

Select financial information for significant unconsolidated equity method investees is as follows:
	As of December 31,		Years ended December 31,
	Total Assets	Partners’ Capital	Revenues	Net Income
2011
Waskom	$146,655	$126,863	$129,119	$19,385
2010
Waskom	$122,057	$107,508	$124,122	$20,762
2009
Waskom	$79,604	$70,561	$71,044	$13,867

As of December 31, 2011 and December 31, 2010, the amount of the Partnership’s consolidated retained earnings that represents undistributed earnings related to the unconsolidated equity method investees is $47,152 and $40,509, respectively.  There are no material restrictions to transfer funds in the form of dividends, loans or advances related to the equity method investees.

As of December 31, 2011 and 2010, the Partnership’s interest in cash of the unconsolidated equity method investees is $565 and $789, respectively.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands)

(13)  LONG-TERM DEBT AND CAPITAL LEASES

At December 31, 2011 and December 31, 2010, long-term debt consisted of the following:

	December 31, 2011	December 31, 2010
$200,000 Senior notes, 8.875% interest, net of unamortized discount of $2,192 and $2,543, respectively, issued March 2010 and due April 2018, unsecured**	$197,808	$197,457
$375,000 Revolving loan facility at variable interest rate (2.81%* weighted average at December 31, 2011), due April 2016 secured by substantially all of the Partnership’s assets, including, without limitation, inventory, accounts receivable, vessels, equipment, fixed assets and the interests in the Partnership’s operating subsidiaries and equity method investees***	250,000	163,000
$7,354 Note payable to bank, interest rate at 7.50%, maturity date of January 2017, secured by equipment	6,363	7,354
Capital lease obligations	6,031	6,172
Total long-term debt and capital lease obligations	460,202	373,983
Less current installments	1,261	1,121
Long-term debt and capital lease obligations, net of current installments	$458,941	$372,862

* Interest rate fluctuates based on the LIBOR rate plus an applicable margin set on the date of each advance. The margin above LIBOR is set every three months. Indebtedness under the credit facility bears interest at LIBOR plus an applicable margin or the base prime rate plus an applicable margin. The applicable margin for revolving loans that are LIBOR loans ranges from 2.00% to 3.25% and the applicable margin for revolving loans that are base prime rate loans ranges from 1.00% to 2.25%. The applicable margin for existing LIBOR borrowings is 2.50%.  Effective January 1, 2012, the applicable margin for existing LIBOR borrowings increased to 2.75%.  Effective April 1, 2012, the applicable margin for existing LIBOR borrowings will increase to 3.00%.

** Effective September 2010, the Partnership entered into an interest rate swap that swapped $40,000 of fixed rate to floating rate.  The floating rate cost was the applicable three-month LIBOR rate.  This interest rate swap was scheduled to mature in April 2018, but was terminated in August 2011.

** Effective September 2010, the Partnership entered into an interest rate swap that swapped $60,000 of fixed rate to floating rate.  The floating rate cost was the applicable three-month LIBOR rate.  This interest rate swap was scheduled to mature in April 2018, but was terminated in August 2011.

*** Effective October 2008, the Partnership entered into a cash flow hedge that swapped $40,000 of floating rate to fixed rate. The fixed rate cost was 2.820% plus the Partnership’s applicable LIBOR borrowing spread. Effective April 2009, the Partnership entered into two subsequent swaps to lower its effective fixed rate to 2.580% plus the Partnership’s applicable LIBOR borrowing spread. These cash flow hedges were scheduled to mature in October 2010, but were terminated in March 2010.

*** Effective January 2008, the Partnership entered into a cash flow hedge that swapped $25,000 of floating rate to fixed rate. The fixed rate cost was 3.400% plus the Partnership’s applicable LIBOR borrowing spread. Effective April 2009, the Partnership entered into two subsequent swaps to lower its effective fixed rate to 3.050% plus the Partnership’s applicable LIBOR borrowing spread. These cash flow hedges matured in January 2010.

*** Effective September 2007, the Partnership entered into a cash flow hedge that swapped $25,000 of floating rate to fixed rate. The fixed rate cost was 4.605% plus the Partnership’s applicable LIBOR borrowing spread. Effective March 2009, the Partnership entered into two subsequent swaps to lower its effective fixed rate to 4.305% plus the Partnership’s applicable LIBOR borrowing spread. These cash flow hedges were scheduled to mature in September 2010, but were terminated in March 2010.

*** Effective November 2006, the Partnership entered into an interest rate swap that swapped $30,000 of floating rate to fixed rate. The fixed rate cost was 4.765% plus the Partnership’s applicable LIBOR borrowing spread. This cash flow hedge matured in March 2010.

*** Effective March 2006, the Partnership entered into a cash flow hedge that swapped $75,000 of floating rate to fixed rate. The fixed rate cost was 5.25% plus the Partnership’s applicable LIBOR borrowing spread. Effective February 2009, the Partnership entered into two subsequent swaps to lower its effective fixed rate to 5.10% plus the Partnership’s applicable LIBOR borrowing spread. These cash flow hedges were scheduled to mature in November 2010, but were terminated in March 2010.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands)
(a) Senior Notes

In March 2010, the Partnership and Martin Midstream Finance Corp. (“FinCo”), a subsidiary of the Partnership (collectively, the “Issuers”), entered into (i) a Purchase Agreement, dated as of March 23, 2010 (the “Purchase Agreement”), by and among the Issuers, certain subsidiary guarantors (the “Guarantors”) and Wells Fargo Securities, LLC, RBC Capital Markets Corporation and UBS Securities LLC, as representatives of a group of initial purchasers (collectively, the “Initial Purchasers”), (ii) an Indenture, dated as of March 26, 2010 (the “Indenture”), among the Issuers, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and (iii) a Registration Rights Agreement, dated as of March 26, 2010 (the “Registration Rights Agreement”), among the Issuers, the Guarantors and the Initial Purchasers, in connection with a private placement to eligible purchasers of $200,000 in aggregate principal amount of the Issuers’ 8.875% senior unsecured notes due 2018 (the “Senior Notes”).  The Partnership completed the aforementioned Senior Notes offering on March 26, 2010, and received proceeds of approximately $197,200, after deducting initial purchasers’ discounts and the expenses of the private placement. The proceeds were primarily used to repay borrowings under the Partnership’s revolving credit facility.

In connection with the issuance of the Senior Notes, all “non-issuer” wholly-owned subsidiaries of the Partnership issued full, irrevocable, and unconditional guarantees of the Senior Notes.  As discussed in Note 22, the Partnership does not provide separate financial statements of the Martin Operating Partnership L.P. (the “Operating Partnership”) because the Partnership has no independent assets or operations, the guarantees are full and unconditional, and the other subsidiary of the Partnership is minor.

Indenture.   On March 26, 2010, the Issuers issued the Senior Notes pursuant to the Indenture in a transaction exempt from registration requirements under the Securities Act.  The Senior Notes were resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

Interest and Maturity.  The Senior Notes will mature on April 1, 2018. The interest payment dates are April 1 and October 1.

Optional Redemption.  Prior to April 1, 2013, the Issuers have the option on any one or more occasions to redeem up to 35% of the aggregate principal amount of the Senior Notes issued under the Indenture at a redemption price of 108.875% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date of the Senior Notes with the proceeds of certain equity offerings. Prior to April 1, 2014, the Issuers may on any one or more occasions redeem all or a part of the Senior Notes at the redemption price equal to the sum of (i) the principal amount thereof, plus (ii) a make whole premium at the redemption date, plus accrued and unpaid interest, if any, to the redemption date. On or after April 1, 2014, the Issuers may on any one or more occasions redeem all or a part of the Senior Notes at redemption prices (expressed as percentages of principal amount) equal to 104.438% for the 12-month period beginning on April 1, 2014, 102.219% for the 12-month period beginning on April 1, 2015 and 100.00% for the 12-month period beginning on April 1, 2016 and at any time thereafter, plus accrued and unpaid interest, if any, to the applicable redemption date on the Senior Notes.

Certain Covenants.  The Indenture restricts the Partnership’s ability and the ability of certain of its subsidiaries to: (i) sell assets including equity interests in its subsidiaries; (ii) pay distributions on, redeem or repurchase its units or redeem or repurchase its subordinated debt; (iii) make investments; (iv) incur or guarantee additional indebtedness or issue preferred units; (v) create or incur certain liens; (vi) enter into agreements that restrict distributions or other payments from its restricted subsidiaries to the Partnership; (vii) consolidate, merge or transfer all or substantially all of its assets; (viii) engage in transactions with affiliates; (ix) create unrestricted subsidiaries; (x) enter into sale and leaseback transactions; or (xi) engage in certain business activities. These covenants are subject to a number of important exceptions and qualifications. If the Senior Notes achieve an investment grade rating from each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no Default (as defined in the Indenture) has occurred and is continuing, many of these covenants will terminate.

Events of Default.  The Indenture provides that each of the following is an Event of Default: (i) default for 30 days in the payment when due of interest on the Senior Notes; (ii) default in payment when due of the principal of, or premium, if any, on the Senior Notes; (iii) failure by the Partnership to comply with certain covenants relating to asset sales, repurchases of the Senior Notes upon a change of control and mergers or consolidations; (iv) failure by the Partnership for 180 days after notice to comply with its reporting obligations under the Securities Exchange Act of 1934; (v) failure by the Partnership for 60 days after notice to comply with any of the other agreements in the Indenture; (vi) default under any mortgage, indenture or instrument governing any indebtedness for money borrowed or guaranteed by the Partnership or any of its restricted subsidiaries, whether such indebtedness or guarantee now exists or is created after the date of the Indenture, if such default: (a) is caused by a payment default; or (b) results in the acceleration of such indebtedness prior to its stated maturity, and, in each case, the principal amount of the indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or acceleration of maturity, aggregates $20,000 or more, subject to a cure provision; (vii) failure by the Partnership or any of its restricted subsidiaries to pay final judgments aggregating in excess of $20,000, which judgments are not paid, discharged or stayed for a period of 60 days; (viii) except as permitted by the Indenture, any subsidiary guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force or effect, or any Guarantor, or any person acting on behalf of any Guarantor, denies or disaffirms its obligations under its subsidiary guarantee; and (ix) certain events of bankruptcy, insolvency or reorganization described in the Indenture with respect to the Issuers or any of the Partnership’s restricted subsidiaries that is a significant subsidiary or any group of restricted subsidiaries that, taken together, would constitute a significant subsidiary of the Partnership. Upon a continuing Event of Default, the Trustee, by notice to the Issuers, or the holders of at least 25% in principal amount of the then outstanding Senior Notes, by notice to the Issuers and the Trustee, may declare the Senior Notes immediately due and payable, except that an Event of Default resulting from entry into a bankruptcy, insolvency or reorganization with respect to the Issuers, any restricted subsidiary of the Partnership that is a significant subsidiary or any group of its restricted subsidiaries that, taken together, would constitute a significant subsidiary of the Partnership, will automatically cause the Senior Notes to become due and payable.

Registration Rights Agreement.   Under the Registration Rights Agreement, the Issuers and the Guarantors filed with the SEC a registration statement an offer to exchange the Senior Notes for substantially identical notes that are registered under the Securities Act. The Partnership exchanged the Senior Notes for registered 8.875% senior unsecured notes due April 2018.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands)

(b)           Credit Facility

On November 10, 2005, the Partnership entered into a multi-bank credit facility, which has subsequently been amended including most recently on September 7, 2011 (the “Credit Facility”), when the Partnership amended the Credit Facility to (1) increase the maximum amount of investments made in permitted joint ventures to $50,000,  and (2) increase the maximum amount of investments made in Redbird and Cardinal to $120,000.  Additionally, effective December 5, 2011, the Partnership increased the maximum amount of borrowings and letters of credit available under the Credit Facility from $350,000 to $375,000.

Under the Credit Facility, as of December, 2011, the Partnership had $250,000 outstanding under the revolving Credit Facility.  As of December 31, 2011, irrevocable letters of credit issued under the Credit Facility totaled $120. As of December 31, 2011, the Partnership had $124,880 available under its revolving Credit Facility.  The Credit Facility is used for ongoing working capital needs and general partnership purposes and to finance permitted investments, acquisitions and capital expenditures.   During the current fiscal year, draws on the Credit Facility ranged from a low of $135,000 to a high of $272,000.

The Partnership’s obligations under the Credit Facility are secured by substantially all of the Partnership’s assets, including, without limitation, inventory, accounts receivable, vessels, equipment, fixed assets and the interests in its operating subsidiaries and equity method investees. The Partnership may prepay all amounts outstanding under this facility at any time without penalty.

In addition, the Credit Facility contains various covenants, which, among other things, limit the Partnership’s ability to: (i) incur indebtedness; (ii) grant certain liens; (iii) merge or consolidate unless it is the survivor; (iv) sell all or substantially all of its assets; (v) make certain acquisitions; (vi) make certain investments; (vii) make certain capital expenditures; (viii) make distributions other than from available cash; (ix) create obligations for some lease payments; (x) engage in transactions with affiliates; (xi) engage in other types of business; and (xii) incur indebtedness or grant certain liens through its joint ventures.

The Credit Facility includes financial covenants that are tested on a quarterly basis, based on the rolling four-quarter period that ends on the last day of each fiscal quarter.  The maximum permitted leverage ratio is 5.00 to 1.00.  The maximum permitted senior leverage ratio (as defined in the Credit Facility but generally computed as the ratio of total secured funded debt to consolidated earnings before interest, taxes, depreciation, amortization and certain other non-cash charges) is 3.25 to 1.00.  The minimum consolidated interest coverage ratio (as defined in the Credit Facility but generally computed as the ratio of consolidated earnings before interest, taxes, depreciation, amortization and certain other non-cash charges to consolidated interest charges) is 2.75 to 1.00.  The Partnership was in compliance with the covenants contained in the Credit Facility as of December 31, 2011.

The Credit Facility also contains certain default provisions relating to Martin Resource Management. If Martin Resource Management no longer controls the Partnership’s general partner, or if Ruben Martin is not the chief executive officer of the Partnership’s general partner or a successor acceptable to the administrative agent and lenders providing more than 50% of the commitments under the Credit Facility is not appointed, the lenders under the Credit Facility may declare all amounts outstanding thereunder immediately due and payable. In addition, an event of default by Martin Resource Management under its credit facility could independently result in an event of default under the Credit Facility if it is deemed to have a material adverse effect on the Partnership. Any event of default and corresponding acceleration of outstanding balances under the Credit Facility could require the Partnership to refinance such indebtedness on unfavorable terms and would have a material adverse effect on the Partnership’s financial condition and results of operations as well as its ability to make distributions to unitholders.

The Partnership is required to make certain prepayments under the Credit Facility.  If the Partnership receives greater than $15,000 from the incurrence of indebtedness other than under the Credit Facility, it must prepay indebtedness under the Credit Facility with all such proceeds in excess of $15,000. The Partnership must prepay revolving loans under the Credit Facility with the net cash proceeds from any issuance of its equity. The Partnership must also prepay indebtedness under the Credit Facility with the proceeds of certain asset dispositions. Other than these mandatory prepayments, the Credit Facility requires interest only payments on a quarterly basis until maturity. All outstanding principal and unpaid interest must be paid by April 15, 2016. The Credit Facility contains customary events of default, including, without limitation, payment defaults, cross-defaults to other material indebtedness, bankruptcy-related defaults, change of control defaults and litigation-related defaults.

In March 2010, the Partnership terminated all of its existing interest rate swaps resulting in termination fees of $3,850.  In August, 2011, the Partnership terminated all of its existing interest rate swap agreements with an aggregate notional amount of $100,000, which it had entered to hedge its exposure to changes in the fair value of Senior Notes.  These interest rate swap contracts were not designated as fair value hedges and therefore, did not receive hedge accounting but were marked to market through earnings.  The Partnership received a termination benefit of $2,800 upon cancellation of these swap agreements.

The Partnership paid cash interest in the amount of $22,818, $23,663, and $18,291 for the years ended December 31, 2011, 2010, and 2009, respectively.  Capitalized interest was $589, $130, and $259 for the years ended December 31, 2011, 2010, and 2009, respectively.

 (14)  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Partnership’s results of operations are materially impacted by changes in crude oil, natural gas and NGL prices and interest rates. In an effort to manage its exposure to these risks, the Partnership periodically enters into various derivative instruments, including commodity and interest rate hedges. The Partnership is required to recognize all derivative instruments as either assets or liabilities at fair value on the Partnership’s consolidated balance sheets and to recognize certain changes in the fair value of derivative instruments on the Partnership’s consolidated statements of operations.

           The Partnership performs, at least quarterly, a retrospective assessment of the effectiveness of its hedge contracts, including assessing the possibility of counterparty default. If the Partnership determines that a derivative is no longer expected to be highly effective, the Partnership discontinues hedge accounting prospectively and recognizes subsequent changes in the fair value of the hedge in earnings. As a result of its effectiveness assessment at December 31, 2011, the Partnership believes certain hedge contracts will continue to be effective in offsetting changes in cash flow or fair value attributable to the hedged risk.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands)

All derivatives and hedging instruments are included on the balance sheet as an asset or a liability measured at fair value, and changes in fair value are recognized currently in earnings unless specific hedge accounting criteria are met. If a derivative qualifies for hedge accounting, changes in the fair value can be offset against the change in the fair value of the hedged item through earnings or recognized in accumulated other comprehensive income (“AOCI”) until such time as the hedged item is recognized in earnings. The Partnership is exposed to the risk that periodic changes in the fair value of derivatives qualifying for hedge accounting will not be effective, as defined, or that derivatives will no longer qualify for hedge accounting. To the extent that the periodic changes in the fair value of the derivatives are not effective, that ineffectiveness is recorded to earnings. Likewise, if a hedge ceases to qualify for hedge accounting, any change in the fair value of derivative instruments since the last period is recorded to earnings; however, any amounts previously recorded to AOCI would remain there until such time as the original forecasted transaction occurs and then would be reclassified to earnings, or if it is determined that continued reporting of losses in AOCI would lead to recognizing a net loss on the combination of the hedging instrument and the hedge transaction in future periods, then the losses would be immediately reclassified to earnings.

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of AOCI and reclassified into earnings in the same period during which the hedged transaction affects earnings.  The effective portion of the derivative represents the change in fair value of the hedge that offsets the change in fair value of the hedged item. To the extent the change in the fair value of the hedge does not perfectly offset the change in the fair value of the hedged item; the ineffective portion of the hedge is immediately recognized in earnings.

Commodity Derivative Instruments

The Partnership is exposed to market risks associated with commodity prices and uses derivatives to manage the risk of commodity price fluctuation. The Partnership has established a hedging policy and monitors and manages the commodity market risk associated with its commodity risk exposure. The Partnership has entered into hedging transactions through 2012 to protect a portion of its commodity exposure. These hedging arrangements are in the form of swaps for crude oil, natural gas and natural gasoline. In addition, the Partnership is focused on utilizing counterparties for these transactions whose financial condition is appropriate for the credit risk involved in each specific transaction.

Due to the volatility in commodity markets, the Partnership is unable to predict the amount of ineffectiveness each period, including the loss of hedge accounting, which is determined on a derivative by derivative basis. This may result, and has resulted, in increased volatility in the Partnership’s financial results. Factors that have and may continue to lead to ineffectiveness and unrealized gains and losses on derivative contracts include: a substantial fluctuation in energy prices, the number of derivatives the Partnership holds and significant weather events that have affected energy production. The number of instances in which the Partnership has discontinued hedge accounting for specific hedges is primarily due to those reasons. However, even though these derivatives may not qualify for hedge accounting, the Partnership continues to hold the instruments as it believes they continue to afford the Partnership opportunities to manage commodity risk exposure.

As of December 31, 2011 and 2010, the Partnership has both derivative instruments qualifying for hedge accounting with fair value changes being recorded in AOCI as a component of partners’ capital and derivative instruments not designated as hedges being marked to market with all market value adjustments being recorded in earnings.

Set forth below is the summarized notional amount and terms of all instruments held for price risk management purposes at December 31, 2011 (all gas quantities are expressed in British Thermal Units, crude oil and natural gas liquids are expressed in barrels). As of December 31, 2011, the remaining term of the contracts extend no later than December 2012, with no single contract longer than one year. For the years ended December 31, 2011 and 2010, changes in the fair value of the Partnership’s derivative contracts were recorded in both earnings and in AOCI as a component of partners’ capital.

Transaction Type	Total Volume Per Month	Pricing Terms	Remaining Terms of Contracts	Fair Value

Mark to Market Derivatives::

Natural Gasoline Swap	1,000 BBL	Fixed price of $90.20/bbl settled against WTI NYMEX average monthly closings	January 2012 to December 2012	$(104)
Natural Gasoline Swap	1,000 BBL	Fixed price of $2.34/gal settled against Mont Belvieu Non-TET OPIS Average	January 2012 to December 2012	(13)
Total commodity swaps not designated as hedging instruments				$(117)

Cash Flow Hedges:

Natural Gas Swap	10,000 Mmbtu	Fixed price of $4.87/Mmbtu settled against IF_ANR_LA first of the month posting	January 2012 to December 2012	200
Natural Gas Swap	20,000 Mmbtu	Fixed price of $4.96/Mmbtu settled against IF_ANR_LA first of the month posting	January 2012 to December 2012	422
Crude Oil Swap	2,000 BBL	Fixed price of $88.63/bbl settled against WTI NYMEX average monthly closings	January 2012 to December 2012	(245)
Total commodity swaps designated as hedging instruments				$377

Total net fair value of commodity derivatives				$260

Based on estimated volumes, as of December 31, 2011, the Partnership had hedged approximately 49% and 34% of its commodity risk by volume for 2011 and 2012, respectively.  The Partnership anticipates entering into additional commodity derivatives on an ongoing basis to manage its risks associated with these market fluctuations, and will consider using various commodity derivatives, including forward contracts, swaps, collars, futures and options, although there is no assurance that the Partnership will be able to do so or that the terms thereof will be similar to the Partnership’s existing hedging arrangements.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands)

The Partnership’s credit exposure related to commodity cash flow hedges is represented by the positive fair value of contracts to the Partnership at December 31, 2011. These outstanding contracts expose the Partnership to credit loss in the event of nonperformance by the counterparties to the agreements. The Partnership has incurred no losses associated with counterparty nonperformance on derivative contracts.

On all transactions where the Partnership is exposed to counterparty risk, the Partnership analyzes the counterparty’s financial condition prior to entering into an agreement, establishes a maximum credit limit threshold pursuant to its hedging policy, and monitors the appropriateness of these limits on an ongoing basis. The Partnership has agreements with two counterparties containing collateral provisions. Based on those current agreements, cash deposits are required to be posted whenever the net fair value of derivatives associated with the individual counterparty exceed a specific threshold. If this threshold is exceeded, cash is posted by the Partnership if the value of derivatives is a liability to the Partnership. As of December 31, 2011 the Partnership has no cash collateral deposits posted with counterparties.

The Partnership’s principal customers with respect to Prism Gas’ natural gas gathering and processing are large, natural gas marketing services, oil and gas producers and industrial end-users. In addition, substantially all of the Partnership’s natural gas and NGL sales are made at market-based prices. The Partnership’s standard gas and NGL sales contracts contain adequate assurance provisions, which allow for the suspension of deliveries, cancellation of agreements or discontinuance of deliveries to the buyer unless the buyer provides security for payment in a form satisfactory to the Partnership.

Impact of Commodity Cash Flow Hedges

Crude Oil

For the years ended December 31, 2011, 2010 and 2009, net gains and losses on swap hedge contracts increased crude revenue (included in income from discontinued operations) by $775 and $27, and decreased crude revenue by $854, respectively.  As of December 31, 2011, an unrealized derivative fair value loss of $245 related to cash flow hedges of crude oil price risk was recorded in AOCI.  A fair value loss of $245 is expected to be reclassified into earnings in 2012.  The actual reclassification to earnings will be based on mark-to-market prices at the contract settlement date, along with the realization of the gain or loss on the related physical volume, which is not reflected above.

Natural Gas

For the years ended December 31, 2011, 2010 and 2009, net gains and losses on swap hedge contracts increased gas revenue (included in income from discontinued operations) by $332, $601, and $1,824, respectively. As of December 31, 2011, an unrealized derivative fair value gain of $611 related to cash flow hedges of natural gas was recorded in AOCI. A fair value gain of $611 is expected to be reclassified into earnings in 2012. The actual reclassification to earnings will be based on mark-to-market prices at the contract settlement date, along with the realization of the gain or loss on the related physical volume, which is not reflected above.

Natural Gas Liquids

For the years ended December 31, 2011, 2010 and 2009, net gains and losses on swap hedge contracts increased liquids revenue (included in income from discontinued operations) by $254 and $207, and decreased liquids revenue by $186, respectively. As of December 31, 2011, an unrealized derivative fair value gain of $260 related to cash flow hedges of natural gas liquids price risk was recorded in AOCI. A fair value gain of $260 is expected to be reclassified into earnings in 2012. The actual reclassification to earnings for contracts remaining in effect will be based on mark-to-market prices at the contract settlement date, along with the realization of the gain or loss on the related physical volume, which is not reflected above.

For information regarding fair value amounts and gains and losses on commodity derivative instruments and related hedged items, see “Tabular Presentation of Fair Value Amounts, and Gains and Losses on Derivative Instruments and Related Hedged Items” within this Note.

Impact of Interest Rate Derivative Instruments

The Partnership is exposed to market risks associated with interest rates. The Partnership enters into interest rate swaps to manage interest rate risk associated with the Partnership’s variable rate debt and term loan credit facilities. All derivatives and hedging instruments are included on the balance sheet as an asset or a liability measured at fair value and changes in fair value are recognized currently in earnings unless specific hedge accounting criteria are met. If a derivative qualifies for hedge accounting, changes in the fair value can be offset against the change in the fair value of the hedged item through earnings or recognized in AOCI until such time as the hedged item is recognized in earnings.

In August 2011, the Partnership terminated all of its existing interest swap agreements with an aggregate notional amount of $100,000, which it had entered to hedge its exposure to changes in the fair value of Senior Notes as described in Note 10.  These interest rate swap contracts were not designated as fair value hedges and therefore, did not receive hedge accounting but were marked to market through earnings.  A termination benefit of $2,800 was received on the early extinguishment of the interest rate swap agreements in August 2011.

In March 2010, in connection with a pay down of the Partnership’s revolving credit facility, the Partnership terminated all of its existing cash flow hedge agreements with an aggregate notional amount of $140,000, which it had entered to hedge its exposure to increases in the benchmark interest rate underlying its variable rate revolving and term loan credit facilities.  Termination fees of $3,850 were paid on the early extinguishment of all interest rate swap agreements in March 2010.   The amounts remaining in AOCI were reclassified into interest expense over the original term of the terminated interest rate derivatives.

The Partnership recognized increases in interest expense of $5,779, $6,327 and $7,892 for the years ended December 31, 2011, 2010 and 2009, respectively, related to the difference between the fixed rate and the floating rate of interest on the interest rate swap and net cash settlement of interest rate swaps and hedges.

            For information regarding fair value amounts and gains and losses on interest rate derivative instruments and related hedged items, see “Tabular Presentation of Fair Value Amounts, and Gains and Losses on Derivative Instruments and Related Hedged Items” below.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands)

Tabular Presentation of Fair Value Amounts, and Gains and Losses on Derivative Instruments and Related Hedged Items

The following table summarizes the fair values and classification of our derivative instruments in our Consolidated Balance Sheet:

	Fair Values of Derivative Instruments in the Consolidated Balance Sheet
	Derivative Assets			Derivative Liabilities
		Fair Values			Fair Values
		December 31,			December 31,
	Balance Sheet Location	2011	2010	Balance Sheet Location	2011	2010
Derivatives designated as hedging instruments:	Current Assets:			Current Liabilities:
Interest rate contracts	Fair value of derivatives	$—	$—	Fair value of derivatives	$—	$—
Commodity contracts	Fair value of derivatives	622	201	Fair value of derivatives	245	230
		622	201		245	230
	Non-current Assets:			Non-current Liabilities:
Interest rate contracts	Fair value of derivatives	—	—	Fair value of derivatives	—	—
Commodity contracts	Fair value of derivatives	—	—	Fair value of derivatives	—	171
		—	—		—	171

Total derivatives designated as hedging instruments		$622	$201		$245	$401

Derivatives not designated as hedging instruments:	Current Assets:			Current Liabilities:
Interest rate contracts	Fair value of derivatives	$—	$1,941	Fair value of derivatives	$—	$—
Commodity contracts	Fair value of derivatives	—	—	Fair value of derivatives	117	51
		—	1,941		117	51
	Non-current Assets:			Non-current Liabilities:
Interest rate contracts	Fair value of derivatives	—	—	Fair value of derivatives	—	3,930
Commodity contracts	Fair value of derivatives	—	—	Fair value of derivatives	—	—
		—	—		—	3,930
Total derivatives not designated as hedging instruments		$—	$2,142		$117	$3,981

Effect of Derivative Instruments on the Consolidated Statement of Operations For the Years Ended December 31, 2011, 2010 and 2009
				Effective Portion					Ineffective Portion and Amount Excluded from Effectiveness Testing
	Amount of Gain or (Loss) Recognized in OCI on Derivatives			Location of Gain or (Loss) Reclassified from Accumulated OCI into Income	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income			Location of Gain or (Loss) Recognized in Income on Derivatives	Amount of Gain or (Loss) Recognized in Income on Derivatives
	2011	2010	2009		2011	2010	2009		2011	2010	2009
Derivatives designated as hedging instruments:
Interest rate contracts	$—	(241)	$(1,854)	Interest Expense	$(18)	$(4,210)	$(7,345)	Interest Expense	$—	$—	$—
Commodity contracts	1,011	143	14	Income from discontinued operations	1,785	547	2,667	Income from discontinued operations	37	70	(21)

Total derivatives designated as hedging instruments	$1,011	$(98)	$(1,840)		$1,767	$(3,663)	$(4,678)		$37	$70	$(21)

Amounts expected to be reclassified into earnings for the subsequent twelve month period are losses of $0 for interest rate cash flow hedges and gains of $626 for commodity cash flow hedges.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands)

(15)  RELATED PARTY TRANSACTIONS

As of December 31, 2011, Martin Resource Management owns 6,593,267 of the Partnership’s common units representing approximately 32.2% of the Partnership’s outstanding limited partnership units.  The Partnership’s general partner is a wholly-owned subsidiary of Martin Resource Management.  The Partnership’s general partner owns a 2.0% general partner interest in the Partnership and the Partnership’s incentive distribution rights.  The general partner’s ability to manage and operate the Partnership and Martin Resource Management’s ownership as of December 31, 2011 of approximately 32.2% of the Partnership’s outstanding limited partnership units, effectively gives Martin Resource Management the ability to veto some of the Partnership’s actions and to control the Partnership’s management.

The following is a description of the Partnership’s material related party agreements:

Omnibus Agreement

            Omnibus Agreement.   The Partnership and its general partner are parties to an omnibus agreement dated November 1, 2002 with Martin Resource Management (the “Omnibus Agreement”) that governs, among other things, potential competition and indemnification obligations among the parties to the agreement, related party transactions, the provision of general administration and support services by Martin Resource Management and our use of certain of Martin Resource Management’s trade names and trademarks. The Omnibus Agreement was amended on November 24, 2009 to include processing crude oil into finished products including naphthenic lubricants, distillates, asphalt and other intermediate cuts.

Non-Competition Provisions. Martin Resource Management has agreed for so long as it controls our general partner, not to engage in the business of:

•	providing terminalling, refining, processing, distribution and midstream logistical services for hydrocarbon products and by-products;

•	providing marine and other transportation of hydrocarbon products and by-products; and

•	manufacturing and marketing fertilizers and related sulfur-based products.

 This restriction does not apply to:

•	the ownership and/or operation on our behalf of any asset or group of assets owned by us or our affiliates;

•	any business operated by Martin Resource Management, including the following:

o	providing land transportation of various liquids,

o	distributing fuel oil, sulfuric acid, marine fuel and other liquids,

o	providing marine bunkering and other shore-based marine services in Alabama, Louisiana, Mississippi and Texas,

o	operating a crude oil gathering business in Stephens, Arkansas,

o	operating an underground NGL storage facility in Arcadia, Louisiana,

o	building and marketing sulfur processing equipment, and

o	developing an underground natural gas storage facility in Arcadia, Louisiana;

•	any business that Martin Resource Management acquires or constructs that has a fair market value of less than $5.0 million;

•
any business that Martin Resource Management acquires or constructs that has a fair market value of $5.0 million or more if the Partnership has been offered the opportunity to purchase the business for fair market value, and the Partnership declines to do so with the concurrence of the conflicts committee; and

•
any business that Martin Resource Management acquires or constructs where a portion of such business includes a restricted business and the fair market value of the restricted business is $5.0 million or more and represents less than 20% of the aggregate value of the entire business to be acquired or constructed; provided that, following completion of the acquisition or construction, the Partnership will be provided the opportunity to purchase the restricted business.

Services. Under the Omnibus Agreement, Martin Resource Management provides us with corporate staff, support services, and administrative services necessary to operate our business. The Omnibus Agreement requires us to reimburse Martin Resource Management for all direct expenses it incurs or payments it makes on our behalf or in connection with the operation of our business. There is no monetary limitation on the amount the Partnership is required to reimburse Martin Resource Management for direct expenses.  In addition to the direct expenses, the Partnership is required to reimburse Martin Resource Management for indirect general and administrative and corporate overhead expenses under the Omnibus Agreement.

Effective October 1, 2011 through September 30, 2012, the Conflicts Committee of the board of directors of our general partner (the “Conflicts Committee”) approved an annual reimbursement amount for indirect expenses of $6.6 million.  We reimbursed Martin Resource Management for $4.8, $3.8, and $3.5 million of indirect expenses for the years ending December 31, 2011, 2010, and 2009, respectively.  The Conflicts Committee will review and approve future adjustments in the reimbursement amount for indirect expenses, if any, annually.

These indirect expenses are intended to cover the centralized corporate functions Martin Resource Management provides for us, such as accounting, treasury, clerical billing, information technology, administration of insurance, general office expenses and employee benefit plans and other general corporate overhead functions the Partnership shares with Martin Resource Management retained businesses. The provisions of the Omnibus Agreement regarding Martin Resource Management’s services will terminate if Martin Resource Management ceases to control our general partner.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands)

Related Party Transactions. The Omnibus Agreement prohibits us from entering into any material agreement with Martin Resource Management without the prior approval of the conflicts committee of our general partner’s board of directors. For purposes of the Omnibus Agreement, the term material agreements means any agreement between the Partnership and Martin Resource Management that requires aggregate annual payments in excess of then-applicable agreed upon reimbursable amount of indirect general and administrative expenses. Please read “Services” above.

License Provisions. Under the Omnibus Agreement, Martin Resource Management has granted us a nontransferable, nonexclusive, royalty-free right and license to use certain of its trade names and marks, as well as the trade names and marks used by some of its affiliates.

Amendment and Termination. The Omnibus Agreement may be amended by written agreement of the parties; provided, however that it may not be amended without the approval of the conflicts committee of our general partner if such amendment would adversely affect the unitholders. The Omnibus Agreement was amended on November 24, 2009 to permit us to provide refining services to Martin Resource Management.  Such amendment was approved by the conflicts committee of our general partner.  The Omnibus Agreement, other than the indemnification provisions and the provisions limiting the amount for which the Partnership will reimburse Martin Resource Management for general and administrative services performed on our behalf, will terminate if the Partnership is no longer an affiliate of Martin Resource Management.

Motor Carrier Agreement

Motor Carrier Agreement.  The Partnership is a party to a motor carrier agreement effective January 1, 2006 with Martin Transport, Inc., a wholly owned subsidiary of Martin Resource Management, through which Martin Resource Management operates its land transportation operations.  This agreement replaced a prior agreement effective November 1, 2002 between us and Martin Transport, Inc. for land transportation services.  Under the agreement, Martin Transport Inc. agrees to ship our NGL shipments as well as other liquid products.

Term and Pricing. This agreement was amended in November 2006, January 2007, April 2007 and January 2008 to add additional point-to-point rates and to modify certain fuel and insurance surcharges being charged to the Partnership.  The agreement has an initial term that expired in December 2007 but automatically renews for consecutive one-year periods unless either party terminates the agreement by giving written notice to the other party at least 30 days prior to the expiration of the then-applicable term.  The Partnership has the right to terminate this agreement at any time by providing 90 days prior notice.  Under this agreement, Martin Transport, Inc. transports the Partnership’s NGL shipments as well as other liquid products. These rates are subject to any adjustment which are mutually agreed or in accordance with a price index. Additionally, during the term of the agreement, shipping charges are also subject to fuel surcharges determined on a weekly basis in accordance with the United States Department of Energy’s national diesel price list.

Marine Agreements

Marine Transportation Agreement. The Partnership is a party to a marine transportation agreement effective January 1, 2006, which was amended January 1, 2007, under which the Partnership provides marine transportation services to Martin Resource Management on a spot-contract basis at applicable market rates. This agreement replaced a prior agreement effective November 1, 2002 between the Partnership and Martin Resource Management covering marine transportation services, which expired November 2005.  Effective each January 1, this agreement automatically renews for consecutive one-year periods unless either party terminates the agreement by giving written notice to the other party at least 60 days prior to the expiration of the then applicable term. The fees the Partnership charges Martin Resource Management are based on market rates for marine transportation services.

Cross Marine Charter Agreements. Cross entered into four marine charter agreements with the Partnership effective March 1, 2007.  These agreements have an initial term of five years and continue indefinitely thereafter subject to cancellation after the initial term by either party upon a 30 day written notice of cancellation. The charter hire payable under these agreements will be adjusted annually to reflect the percentage change in the Consumer Price Index.

Marine Fuel.  The Partnership is a party to an agreement with Martin Resource Management under which Martin Resource Management provides the Partnership with marine fuel from its locations in the Gulf of Mexico at a fixed rate over the Platt’s United States Gulf Coast Index for #2 Fuel Oil.  Under this agreement, the Partnership agreed to purchase all of its marine fuel requirements that occur in the areas serviced by Martin Resource Management.

 Terminal Services Agreements

Diesel Fuel Terminal Services Agreement.  The Partnership is a party to an agreement under which the Partnership provides terminal services to Martin Resource Management. This agreement was amended and restated as of October 27, 2004, and was set to expire in December 2006, but automatically renewed and will continue to automatically renew on a month-to-month basis until either party terminates the agreement by giving 60 days written notice.  The per gallon throughput fee we charge under this agreement may be adjusted annually based on a price index.

Miscellaneous Terminal Services Agreements.  The Partnership is currently party to several terminal services agreements and from time to time the Partnership may enter into other terminal service agreements for the purpose of providing terminal services to related parties. Individually, each of these agreements is immaterial but when considered in the aggregate they could be deemed material. These agreements are throughput based with a minimum volume commitment. Generally, the fees due under these agreements are adjusted annually based on a price index.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands)
Other Agreements

 Cross Tolling Agreement. We are party to an agreement under which we process crude oil into finished products, including naphthenic lubricants, distillates, asphalt and other intermediate cuts for Cross.  The Tolling Agreement has a 12 year term which expires November 24, 2021.   Under this Tolling Agreement, Martin Resource Management agreed to refine a minimum of 6,500 barrels per day of crude oil at the refinery at a fixed price per barrel.  Any additional barrels are refined at a modified price per barrel.  In addition, Martin Resource Management agrees to pay a monthly reservation fee and a periodic fuel surcharge fee based on certain parameters specified in the Tolling Agreement.  All of these fees (other than the fuel surcharge) are subject to escalation annually based upon the greater of 3% or the increase in the Consumer Price Index for a specified annual period.  In addition, every three years, the parties can negotiate an upward or downward adjustment in the fees subject to their mutual agreement.

Sulfuric Acid Sales Agency Agreement. The Partnership is party to an agreement under which Martin Resource Management purchases and markets the sulfuric acid produced by the Partnership’s sulfuric acid production plant at Plainview, Texas, and which is not consumed by the Partnership’s internal operations.  This agreement, which was amended and restated in August 2008, will remain in place until the Partnership terminates it by providing 180 days written notice.  Under this agreement, the Partnership sells all of its excess sulfuric acid to Martin Resource Management.  Martin Resource Management then markets such acid to third-parties and the Partnership shares in the profit of Martin Resource Management’s sales of the excess acid to such third parties.

Other Miscellaneous Agreements. From time to time, the Partnership enters into other miscellaneous agreements with Martin Resource Management for the provision of other services or the purchase of other goods.

The tables below summarize the related party transactions that are included in the related financial statement captions on the face of the Partnership’s Consolidated Statements of Operations. The revenues, costs and expenses reflected in these tables are tabulations of the related party transactions that are recorded in the corresponding caption of the consolidated financial statement and do not reflect a statement of profits and losses for related party transactions.

The impact of related party revenues from sales of products and services is reflected in the consolidated financial statement as follows:

Revenues:	2011	2010	2009
Terminalling and storage	$54,211	$46,823	$19,998
Marine transportation	23,478	28,194	19,370
Product sales:
Natural gas services	716	591	238
Sulfur services	8,151	7,146	5,445
Terminalling and storage	214	166	155
	9,081	7,903	5,838
	$86,770	$82,920	$45,206

The impact of related party cost of products sold is reflected in the consolidated financial statement as follows:

Cost of products sold:
Natural gas services	$16,749	$7,517	$8,343
Sulfur services	18,314	16,061	12,583
Terminalling and storage	195	298	287
	$35,258	$23,876	$21,213

The impact of related party operating expenses is reflected in the consolidated financial statement as follows:

Operating expenses
Marine transportation	$29,870	$26,730	$20,464
Natural gas services	1,590	1,349	1,491
Sulfur services	6,573	5,271	4,496
Terminalling and storage	20,018	15,040	10,833
	$58,051	$48,390	$37,284

The impact of related party selling, general and administrative expenses is reflected in the consolidated financial statement as follows:

Selling, general and administrative:
Marine transportation	$65	$—	$—
Natural gas services	1,069	1,048	1,116
Sulfur services	2,704	2,398	2,504
Indirect overhead allocation, net of reimbursement	4,772	3,791	3,542
	$8,610	$7,237	$7,162

The amount of related party interest expense reflected in the consolidated financial statement is $0, $0 and $872 for the years ending December 31, 2011, 2010 and 2009, respectively.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands)

 (16)  PARTNERS’ CAPITAL

As of December 31, 2011, partners’ capital consists of 20,471,776 common limited partner units, representing a 98% partnership interest and a 2% general partner interest.  Martin Resource Management, through subsidiaries, owned an approximate 31.6% limited partnership interest consisting of 6,593,267 common limited partner units and a 2% general partner interest as of December 31, 2011.

The Partnership Agreement contains specific provisions for the allocation of net income and losses to each of the partners for purposes of maintaining their respective partner capital accounts.

Distributions of Available Cash

The Partnership distributes all of its Available Cash (as defined in the Partnership Agreement) within 45 days after the end of each quarter to unitholders of record and to the general partner.  Available Cash is generally defined as all cash and cash equivalents of the Partnership on hand at the end of each quarter less the amount of cash  reserves its general partner determines in its reasonable discretion is necessary or appropriate to:  (i) provide for the proper conduct of the Partnership’s business; (ii) comply with applicable law, any debt instruments or other agreements; or (iii) provide funds for distributions to unitholders and the general partner for any one or more of the next four quarters, plus all cash on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.

(17)  GAIN ON DISPOSAL OF ASSETS

On April 30, 2009, the Partnership sold certain assets comprising the Mont Belvieu railcar unloading facility, which yielded net proceeds from the sale in the amount of $19,610. The assets sold related to twenty railcar spaces and a newly constructed major expansion that had not been placed in operation. The disposition was comprised of property, plant and equipment and allocated goodwill included in the Partnership’s terminalling segment with an aggregate carrying value of $14,329. This transaction yielded a gain on the sale of property, plant, and equipment in the amount of $5,281. The gain is included in “other operating income” in the consolidated statement of operations for the year ending December 31, 2009.

In September 2010, the Partnership received $349 from an indemnity escrow.  The gain is included in “other operating income” in the consolidated statement of operations for the year ended December 31, 2010.  Additionally, the Partnership expects to receive payment of $375 in April 2012, which represents payment from an indemnity escrow resulting from the sale. The Partnership expects to record this amount as a gain in the respective quarter.  The Partnership paid down the outstanding revolving loans under its credit facility with the net cash proceeds from this sale of assets. The amount paid down is available for future borrowings under the revolving credit facility.

 (18)  STANOLIND TANK DAMAGE

During the third quarter of 2011, a single tank fire occurred at the Partnership’s Stanolind Terminal in Beaumont, Texas.  This specific tank stores No. 6 oil for Martin Resource Management under a through-put agreement.  The tank contained approximately 3,200 barrels of No. 6 oil at the time the incident occurred, all of which is the property of Martin Resource Management.

Physical damage to the Partnership’s asset caused by the fire as well as the related removal and recovery costs, are fully covered by the Partnership’s non-windstorm insurance policy subject to a deductible of $443, which has been expensed and included in “operating expenses” in the consolidated statements of operations for the year ended December 31, 2011.

Insurance proceeds received as a result of the this claim will be used to replace the tank and, in the event the proceeds exceed the net book value of the tank that was destroyed, the Partnership will recognize a gain equal to the amount of the excess.

The costs incurred to reconstruct tank No. 6 for the year ended December 31, 2011 was $678.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands)

(19)  INCOME TAXES

The operations of a partnership are generally not subject to income taxes, except as discussed below, because its income is taxed directly to its partners.  Effective January 1, 2007, the Partnership became subject to the Texas margin tax as described below.

Woodlawn, a subsidiary of the Partnership, is subject to income taxes due to its corporate structure.  Income tax expense related to Woodlawn is recorded in discontinued operations.  A current federal income tax expense of $11, and a current federal income tax benefit of $0 and $1,061, related to the operation of the subsidiary, were recorded for the years ended December 31, 2011, 2010 and 2009, respectively.  In connection with the Woodlawn acquisition, the Partnership also established deferred income taxes of $8,964 associated with book and tax basis differences of the acquired assets and liabilities.  The basis differences are primarily related to property, plant and equipment.

The activities of the Cross assets prior to the acquisition by the Partnership were subject to federal and state income taxes.  Accordingly, income taxes have been included in the Cross assets operating results from January 1, 2009 through November 24, 2009.  Related payables/receivables are included in Due to affiliates and Other current assets, respectively, on the consolidated balance sheet.

A deferred tax benefit of $139 and $415 and a deferred tax expense of $90 related to the Woodlawn basis differences was recorded for the years ended December 31, 2011, 2010 and 2009, respectively.  A deferred tax expense of $204 related to the Cross basis differences was recorded for the year ended December 31, 2009. A deferred tax liability of $7,657 and $8,213 related to these basis differences existed at December 31, 2011 and 2010, respectively.

Beginning in 2007, the Texas margin tax restructured the state business tax by replacing the taxable capital and earned surplus components of the existing franchise tax with a new “taxable margin” component.  Since the tax base on the Texas margin tax is derived from an income-based measure, the margin tax is construed as an income tax and, therefore, the recognition of deferred taxes applies to the margin tax. The impact on deferred taxes as a result of this provision is immaterial.   State income taxes attributable to the Texas margin tax of $713, $932 and $422 were recorded in income tax expense for the years ended December 31, 2011, 2010 and 2009, respectively.

An income tax receivable of $760 is included in other current assets at December 31, 2010 and 2009.  An income tax liability of $893, $811 and $454 existed at December 31, 2011, 2010 and 2009, respectively.

        The components of income tax expense (benefit) from operations recorded for the years ended December 31, 2011, 2010 and 2009 are as follows:
	2011	2010	2009
Current:
Federal	$11	$—	$(311)
State	713	932	609
	724	932	298
Deferred:
Federal	(139)	(415)	294
Total income tax expense (benefit)	$585	$517	$592

Total income tax expense (benefit) was allocated to continuing and discontinued operations as follows:

Income tax expense (benefit) from continuing operations:
	2011		2010	2009
Current:
Federal	$		$—	$750
State		696	914	610
Deferred:		696	914	1,360
Federal		-	-	204
Total income tax expense (benefit) from continuing operations		$696	$914	$1,564

Income tax expense (benefit) from discontinued operations:
	2011	2010	2009
Current:
Federal	$11	$—	$(1,061)
State	17	18	(1)
	28	18	(1,062)
Deferred:
Federal	(139)	(415)	90
Total income tax expense (benefit) from discontinued operations	$(111)	$(397)	$(972)

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands)
(20)  BUSINESS SEGMENTS

The Partnership has four reportable segments: terminalling and storage, natural gas services, marine transportation, and sulfur services.  The Partnership’s reportable segments are strategic business units that offer different products and services.  The operating income of these segments is reviewed by the chief operating decision maker to assess performance and make business decisions.

The accounting policies of the operating segments are the same as those described in Note 2 of the Notes to Consolidated Financial Statements. The Partnership evaluates the performance of its reportable segments based on operating income. There is no allocation of administrative expenses or interest expense.

The natural gas services segment information below excludes the discontinued operations of the Prism Assets for all periods.  See Note 6.

	Operating Revenues	Intersegment Eliminations	Operating Revenues After Eliminations	Depreciation and Amortization	Operating Income (Loss) after Eliminations	Capital Expenditures

Year ended December 31, 2011:
Terminalling and storage	$156,420	$(4,414)	$152,006	$18,983	$13,074	$43,795
Natural gas services	611,749	—	611,749	578	7,487	620
Sulfur services	275,044	—	275,044	6,725	34,595	16,158
Marine transportation	83,971	(7,035)	76,936	13,159	(6,485)	12,137
Indirect selling, general, and administrative	—	—	—	—	(8,864)	—

Total	$1,127,184	$(11,449)	$1,115,735	$39,445	$39,807	$72,710

Year ended December 31, 2010:
Terminalling and storage	$119,270	$(4,354)	$114,916	$16,650	$14,256	$6,996
Natural gas services	442,005	—	442,005	571	7,744	257
Sulfur services	165,078	—	165,078	6,262	20,166	7,107
Marine transportation	82,635	(4,993)	77,642	12,721	6,524	2,159
Indirect selling, general, and administrative	—	—	—	—	(6,386)	—

Total	$808,988	$(9,347)	$799,641	$36,204	$42,304	$16,519

Year ended December 31, 2009:
Terminalling and storage	$109,513	$(4,219)	$105,294	$15,717	$17,899	$18,426
Natural gas services	337,848	(7)	337,841	564	8,413	—
Sulfur services	79,631	(2)	79,629	6,151	13,776	7,909
Marine transportation	72,103	(3,623)	68,480	13,111	3,156	4,523
Indirect selling, general, and administrative	—	—	—	—	(6,077)	—

Total	$599,095	$(7,851)	$591,244	$35,543	$37,167	$30,858

Revenues from one customer in the natural gas services segment were $137,177, $92,265 and $72,492 for the years ended December 31, 2011, 2010 and 2009, respectively.  Revenues from one customer in the sulfur services segment were $111,172, $50,357 and $9,748 for the years ended December 31, 2011, 2010 and 2009, respectively.

The Partnership's assets by reportable segment, which exclude assets held for sale of $212,787 and $207,925, respectively, as of December 31, 2011 and 2010, respectively, are as follows:

	2011	2010
Total assets:
Terminalling and storage	$231,764	$188,234
Natural gas services	198,845	106,890
Sulfur services	162,289	138,224
Marine transportation	143,424	144,205
Total assets	$736,322	$577,553

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands)

(21)  QUARTERLY FINANCIAL INFORMATION

CONSOLIDATED QUARTERLY INCOME STATEMENT INFORMATION

	(Unaudited)
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollar in thousands, except per unit amounts)
2011
Revenues	$252,980	$260,057	$287,596	$315,102
Operating Income	13,454	10,169	7,679	8,505
Equity in earnings of unconsolidated entities	—	153	(53)	24
Income from continuing operations	4,889	5,740	3,134	1,187
Income from discontinued operations	2,433	3,030	2,265	1,664
Net income	7,322	8,770	5,399	2,851
Net income per limited partner unit	$0.31	$0.37	$0.20	$0.06

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollar in thousands, except per unit amounts)
2010
Revenues	$216,064	$182,848	$168,413	$232,316
Operating Income	8,159	9,113	8,266	16,766
Equity in earnings of unconsolidated entities	—	—	—	—
Income from continuing operations	50	608	2,065	5,238
Income from discontinued operations	1,721	2,469	2,572	1,299
Net income	1,771	3,077	4,637	6,537
Net income per limited partner unit	$0.04	$0.10	$0.19	$0.30

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands)
(22)  COMMITMENTS AND CONTINGENCIES

From time to time, the Partnership is subject to various claims and legal actions arising in the ordinary course of business.  In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Partnership.

           On May 2, 2008, the Partnership received a copy of a petition filed in the District Court of Gregg County, Texas by Scott D. Martin (the “Plaintiff”) against Ruben S. Martin, III (the “Defendant”) with respect to certain matters relating to Martin Resource Management.  In May 2009, the lawsuit went to trial and on June 18, 2009, the Court entered a judgment adverse to the Defendant which contained monetary damages and specific performance components (the “Judgment”).   The Defendant appealed the Judgment.  On November 3, 2010, the Court of Appeals, Sixth Appellate District of Texas at Texarkana, issued an opinion on the appeal overturning the Judgment.  The Appellate Court’s opinion rendered a take-nothing judgment against the Plaintiff and found in favor of the Defendant.  The Supreme Court of Texas denied the Plaintiff’s petition for review and therefore the opinion of the Sixth Appellate District of Texas at Texarkana has become final.

On September 5, 2008, the Plaintiff and one of his affiliated partnerships (the “SDM Plaintiffs”), on behalf of themselves and derivatively on behalf of Martin Resource Management, filed suit in a Harris County, Texas district court (the “Harris County Litigation”) against Martin Resource Management, the Defendant, Robert Bondurant, Donald R. Neumeyer and Wesley M. Skelton, in their capacities as directors of Martin Resource Management (the “MRMC Director Defendants”), as well as 35 other officers and employees of Martin Resource Management (the “Other MRMC Defendants”). In addition to their respective positions with Martin Resource Management, Robert Bondurant, Donald Neumeyer and Wesley Skelton are officers of the Partnership’s general partner. The Partnership is not a party to this lawsuit, and it does not assert any claims (i) against the Partnership, (ii) concerning the Partnership’s governance or operations, or (iii) against the MRMC Director Defendants or other MRMC Defendants with respect to their service to the Partnership.

The SDM Plaintiffs allege, among other things, that the MRMC Director Defendants have breached their fiduciary duties owed to Martin Resource Management and the SDM Plaintiffs, entrenched their control of Martin Resource Management and diluted the ownership position of the SDM Plaintiffs and certain other minority shareholders in Martin Resource Management, and engaged in acts of unjust enrichment, excessive compensation, waste, fraud and conspiracy with respect to Martin Resource Management. The SDM Plaintiffs seek, among other things, to rescind the June 2008 issuance by Martin Resource Management of shares of its common stock under its 2007 Long-Term Incentive Plan to the Other MRMC Defendants, remove the MRMC Director Defendants as officers and directors of Martin Resource Management, prohibit the Defendant, Wesley M. Skelton and Robert Bondurant from serving as trustees of the MRMC Employee Stock Ownership Trust (the “ESOT”), and place all of the Martin Resource Management common shares owned or controlled by the Defendant in a constructive trust that prohibits him from voting those shares.  The SDM Plaintiffs have amended their Petition to eliminate their claims regarding rescission of the issue by Martin Resource Management of shares of its common stock to the MRMC Employee Stock Ownership Plan. The case was abated in July 2009 during the pendency of a mandamus proceeding in the Texas Supreme Court. The Supreme Court denied mandamus relief on November 20, 2009.  This lawsuit was amended to add the ESOT as a party and was subsequently removed to Federal Court by the ESOT.  This lawsuit was remanded from Federal Court to the State District Court and is set for trial in May of 2012 but is currently stayed pending the outcome of procedural matters pending in the appellate courts.

The lawsuits described above are in addition to (i) a separate lawsuit filed in July 2008 in a Gregg County, Texas district court by the daughters of the Defendant against Scott Martin, both individually and in his capacity as trustee of the Ruben S. Martin, III Dynasty Trust, which suit alleges, among other things, that he has engaged in self-dealing in his capacity as a trustee under the trust, which holds shares of Martin Resource Management common stock, and has breached his fiduciary duties owed to the plaintiffs, who are beneficiaries of such trust, and (ii) a separate lawsuit filed in October 2008 in the United States District Court for the Eastern District of Texas by Angela Jones Alexander against the Defendant and Karen Yost in their capacities as a former trustee and a trustee, respectively, of the R.S. Martin Jr. Children Trust No. One (f/b/o Angela Santi Jones), which holds shares of Martin Resource Management common stock, which suit alleges, among other things that the Defendant and Karen Yost breached fiduciary duties owed to Angela Jones Alexander, who is the beneficiary of such trust, and seeks to remove Karen Yost as the trustee of such trust. With respect to the lawsuit described in (i) above, the Partnership has been informed that the Plaintiff has resigned as a trustee of the Ruben S. Martin, III Dynasty Trust. With respect to the lawsuit described in (ii) above, Angela Jones Alexander amended her claims to include her grandmother, Margaret Martin, as a defendant, but subsequently dropped her claims against Mrs. Martin.  Additionally, all claims pertaining to Karen Yost have been resolved.  All claims pertaining to Defendant have been preliminarily resolved, as the court, on February 9, 2011, issued an order that granted the parties’ Joint Motion for Administrative Closure.  With respect to the lawsuit referenced in (i) above, the case was tried in October 2009 and the jury returned a verdict in favor of the Defendant’s daughters against Scott Martin in the amount of $4,900.  On December 22, 2009, the court entered a judgment, reflecting an amount consistent with the verdict and additionally awarded attorneys’ fees and interest. On January 7, 2010, the court modified its original judgment and awarded the Defendant’s daughters approximately $2,700 in damages and attorneys’ fees, plus interest. Scott Martin has appealed the judgment and such appeal is still pending.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands)

On September 24, 2008, Martin Resource Management removed Plaintiff as a director of the general partner of the Partnership. Such action was taken as a result of the collective effect of Plaintiff’s then recent activities, which the board of directors of Martin Resource Management determined was detrimental to both Martin Resource Management and the Partnership. The Plaintiff does not serve on any committees of the board of directors of the Partnership’s general partner. The position on the board of directors of the Partnership’s general partner vacated by the Plaintiff may be filled in accordance with the existing procedures for replacement of a departing director utilizing the Nominations Committee of the board of directors of the general partner of the Partnership. This position on the board of directors has been filled as of July 26, 2010, by Charles Henry “Hank” Still.

On February 22, 2010, as a result of the Harris County Litigation being derivative in nature, Martin Resource Management formed a special committee of its board of directors and designated such committee as the Martin Resource Management authority for the purpose of assessing, analyzing and monitoring the Harris County Litigation and any other related litigation and making any and all determinations in respect of such litigation on behalf of Martin Resource Management.  Such authorization includes, but is not limited to, reviewing the merits of the litigation, assessing whether to pursue claims or counterclaims against various persons or entities, assess whether to appoint or retain experts or disinterested persons to make determinations in respect of such litigation, and advising and directing Martin Resource Management’s general counsel and outside legal counsel with respect to such litigation.  The special committee consists of Robert Bondurant, Donald R. Neumeyer and Wesley M. Skelton.

On May 4, 2010, the Partnership received a copy of a petition filed in a new case with the District Clerk of Gregg County, Texas by Martin Resource Management against the Plaintiff and others with respect to certain matters relating to Martin Resource Management. As noted above, the Plaintiff was a former director of Martin Resource Management.  The lawsuit alleges that the Plaintiff with help from others breached the fiduciary duties the Plaintiff owed to Martin Resource Management.   The Partnership is not a party to the lawsuit, and the lawsuit does not assert any claims (i) against the Partnership, (ii) concerning the Partnership’s governance or operations, or (iii) against the Plaintiff with respect to his service as an officer or former director of the general partner of the Partnership. With respect to this lawsuit, the case was tried in January 2012 and the jury returned a verdict in favor of Martin Resource Management against Scott D. Martin for breach of fiduciary duty and awarded an amount of $1,800.

Additionally, on July 11, 2011, Scott D. Martin sued Martin Resource Management in State District Court in Harris County, Texas, alleging that it tortuously interfered with his rights under an existing insurance policy.  A motion to transfer this case to Gregg County, Texas is currently pending.

(23)  CONSOLIDATING FINANCIAL STATEMENTS

            In connection with the Partnership’s filing of a shelf registration statement on Form S-3 with the Securities and Exchange Commission (the “Registration Statement”), Martin Operating Partnership L.P. (the “Operating Partnership”), the Partnership’s wholly-owned subsidiary, may issue unconditional guarantees of senior or subordinated debt securities of the Partnership in the event that the Partnership issues such securities from time to time under the Registration Statement. If issued, the guarantees will be full, irrevocable and unconditional. In addition, the Operating Partnership may also issue senior or subordinated debt securities under the Registration Statement which, if issued, will be fully, irrevocably and unconditionally guaranteed by the Partnership. The Partnership does not provide separate financial statements of the Operating Partnership because the Partnership has no independent assets or operations, the guarantees are full and unconditional and the other subsidiary of the Partnership is minor. There are no significant restrictions on the ability of the Partnership or the Operating Partnership to obtain funds from any of their respective subsidiaries by dividend or loan.

(24)  SUBSEQUENT EVENTS

Public Offering.  On January 25, 2012, the Partnership completed a public offering of 2,645,000 common units at a price of $36.15 per common unit, before the payment of underwriters’ discounts, commissions and offering expenses (per unit value is in dollars, not thousands).  Total proceeds from the sale of the 2,645,000 common units, net of underwriters’ discounts, commissions and offering expenses were $91,391.  The Partnership’s general partner contributed $1,951 in cash to the Partnership in conjunction with the issuance in order to maintain its 2% general partner interest in the Partnership.  On January 25, 2012, all of the net proceeds were used to reduce outstanding indebtedness of the Partnership.

Divestiture of Natural Gas Gathering and Processing Assets. On July 31, 2012, the Partnership completed the sale of its East Texas and Northwest Louisiana natural gas gathering and processing assets owned by Prism Gas to CenterPoint as described in Note 6 for net cash proceeds of $273,300.  The asset sale includes the Partnership’s 50% operating interest in Waskom.  A subsidiary of CenterPoint currently owns the other 50% interest.